Exhibit 2.4

Certain identified information in this Exhibit 2.4 (indicated by “[***]”) has been excluded pursuant to Item 601(b)(2)(ii) of Regulation S-K because it is not material and is the type of information that the Company treats as private or confidential

STOCK PURCHASE AGREEMENT

by and among

RED TECHNOLOGIES SAS,

THE SELLERS,

RED TECH US, LLC,

and

CONX CORP.

Dated as of December 2, 2024

TABLE OF CONTENTS

Page

Article I

Purchase and Sale; Closing; Closing DeliverABLES

1.1	Initial Closing	2
1.2	Second Closing	3
1.3	Third Closing	5
1.4	Fourth Closing	7
1.5	Pre-Closing Milestone Determinations	8
1.6	Post-Closing Milestone Determinations	9
1.7	Acceleration	10
1.8	Escrow	11
1.9	Minimum Per Share Price	12
1.10	Guaranty	12

Article II

Representations and Warranties of Sellers

2.1	Ownership of Shares	13
2.2	Authority; Approval	13
2.3	Governmental Filings; No Violations	13
2.4	Litigation and Liabilities	14

Article III

Representations and Warranties REGARDING the Company

3.1	Organization, Good Standing and Qualification	14
3.2	Capital Structure	15
3.3	Authority; Approval	16
3.4	Governmental Filings; No Violations	16
3.5	Financial Statements	17
3.6	Absence of Certain Changes	18
3.7	No Undisclosed Liabilities	18
3.8	Litigation	18
3.9	Employee Benefits	18
3.10	Compliance with Laws; Licenses	19
3.11	Material Contracts	20
3.12	Real Property	23
3.13	Takeover Statutes	23
3.14	Taxes	24
3.15	Intellectual Property; IT Assets; Data Privacy	25

i

3.16	Insurance	28
3.17	Customers and Suppliers	28

Article IV

Representations and Warranties of Buyer

4.1	Organization, Good Standing and Qualification	29
4.2	Authority; Approval	29
4.3	No Violations; Certain Contracts	29
4.4	Litigation	29
4.5	Available Funds	30
4.6	Investment Intent	30
4.7	No Other Representations or Warranties	30

Article V

Covenants

5.1	Interim Operations of the Company	31
5.2	Cooperation and Efforts to Consummate Transactions; Status Updates	34
5.3	Third-Party Consents	35
5.4	Access	36
5.5	Publicity	36
5.6	Confidentiality	36
5.7	Seller Release	37
5.8	Tax Matters	37
5.9	Further Assurances	37

Article VI

Conditions

6.1	Conditions to Each Party’s Obligation to Consummate the Transactions	37
6.2	Conditions to Obligation of Buyer	38
6.3	Conditions to Obligations of the Sellers	39

Article VII

Termination

7.1	Termination	40
7.2	Effect of Termination and Abandonment	41
7.3	Waiver	41

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Article VIII

Indemnification

8.1	Survival	41
8.2	Indemnification by Sellers	42
8.3	Claim Procedures	42
8.4	Payments	43

Article IX

Miscellaneous and General

9.1	Amendment; Waiver	44
9.2	Expenses	44
9.3	Negotiation in Good Faith	44
9.4	No Hardship	44
9.5	Force Majeure	44
9.6	Specific Performance	45
9.7	Governing Law – Disputes	45
9.8	Notices	45
9.9	Entire Agreement	46
9.10	No Third-Party Beneficiaries	46
9.11	Obligations of Buyer	46
9.12	Assistance by Counsel	46
9.13	Severability	46
9.14	Interpretation; Construction	47
9.15	Successors and Assigns	48
9.16	Fulfillment of Obligations	48
9.17	Electronic Signature	48

Exhibit A:	Definitions
Exhibit B:	Shares
Exhibit C:	Employment Agreement
Exhibit D:	Shareholders Agreement
Exhibit E:	Bylaws

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (including the exhibits and schedules hereto, each as amended or restated from time to time, this “Agreement”), dated as of December 2 , 2024 (the “Execution Date”), is made by and among (i) RED TECH US, LLC, a Colorado limited liability company (“Buyer”), (ii) RED TECHNOLOGIES SAS, a société par actions simplifiée organized under the laws of France, having its registered office at 130, rue de Lourmel, 75015 Paris, France, registered with the Registry of Trade and Companies of Paris under number 752 992 735 R.C.S. Paris (the “Company”), (iii) Michael Abitbol and Pierre Jean Muller (collectively, the “Sellers” and each individually, a “Seller”) and (iv) solely for purposes of Section 1.10, CONX CORP., a Nevada corporation (“CONX”). All of the signatories to this Agreement are collectively referred to as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, as of the Execution Date, the Sellers collectively own 60,000 shares of common stock (“Common Stock”) of the Company, representing approximately 42.54% of the Company’s outstanding fully-diluted equity capital stock and voting rights (collectively, the “Shares”);

WHEREAS, each Seller desires to sell to Buyer, and Buyer desires to purchase from each Seller, all of the Shares held by it, in each case upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, prior to the date of this Agreement: the employees of the Company have been duly informed of the contemplated transaction in accordance with Articles L. 23-10-7 et seq. of the French Code de commerce and have all waived their right to make an offer to purchase the Company;

WHEREAS, concurrently herewith, (i) Buyer and (ii)  KARISTA (RCS 494 602 808), DAMARI (RCS 834 815 250), Mr. RAMBAUD Bruno, Mrs. BIALOT (TOLÉDANO) Joelle, Luc DAVIT (collectively, the “Investors”) entered into that certain Stock Purchase Agreement (the “Investor SPA”) pursuant to which the Investors agreed to sell their Shares to Buyer on the terms and conditions set forth therein; and

WHEREAS, Buyer, the Company and each Seller desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

Article I

Purchase and Sale; Closing; Closing DeliverABLES

1.1          Initial Closing.

(a)          Purchase and Sale of Initial Shares. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance on the representations, warranties and covenants contained herein, at the Initial Closing, each Seller, severally and not jointly, agrees to sell, assign, convey, transfer and deliver to Buyer, and Buyer agrees to purchase and accept from each such Seller, all Initial Shares held by such Seller (which total number of Initial Shares held by each such Seller is set forth opposite such Seller’s name on Exhibit B), free and clear of any Liens, for a cash amount per Share equal to the Initial Closing Per Share Price.

(b)          Time and Place of Initial Closing. The closing of the purchase and sale of the Initial Shares provided for in this Section 1.1 (the “Initial Closing”) will take place on the same day as the Investor Closing Date, provided that the all conditions set forth in Article VI are satisfied or, to the extent permitted by applicable Law, waived (other than those conditions that by their nature are to be satisfied at the Initial Closing, but subject to the fulfillment or, to the extent permitted by applicable Law, waiver of those conditions), or at such other time and place as Buyer and the Sellers mutually agree (the “Initial Closing Date”).

(c)          Deliverables at Initial Closing.

(i)          By Each Seller. Upon the terms and subject to the conditions set forth in this Agreement, at the Initial Closing, each Seller shall deliver or cause to be delivered to Buyer:

(A)	the duly signed and dated share transfer forms (ordres de mouvement) of the Initial Shares;

(B)	four (4) duly signed tax transfer forms (formulaires cerfa n°2759) in respect of the transfer of the Initial Shares;

(C)	a copy of the share transfer register (comprising Company’s securities register (registre des mouvements de titres) and individual shareholder accounts (comptes individuels d’associés) of the Company), updated with the transfer of all the Initial Shares from the Sellers to the Buyer recorded as of the Initial Closing Date;

(D)	a copy of the executed minutes of the relevant corporate body of the Company approving the Transfer of the Initial Shares and all other corporate approvals, resolutions or consents required to approve the Transfer of the Initial Shares;

(E)	a duly executed employment agreement between the Company and such Seller (each, an “Employment Agreement”), in the form attached hereto as Exhibit C;

(F)	a counterpart signature page to the Shareholders Agreement, in the form attached hereto as Exhibit D, duly executed by such Seller;

(G)	a copy of the duly executed bylaws (statuts) of the Company, in form attached hereto as Exhibit E; and

(H)	an executed copy of the Company’s declaration of beneficial owners.

(ii)          By Buyer. Upon the terms and subject to the conditions set forth in this Agreement, at the Initial Closing, Buyer shall deliver or cause to be delivered, within five (5) days after receipt of the duly signed tax transfer forms:

(A)	to each Seller, a payment in an amount equal to the product of (i) the Initial Closing Per Share Price, multiplied by (ii) the number of Initial Shares held by such Seller (as described opposite such Seller’s name on Exhibit B), with an evidence of payment (in the form of an irrevocable SWIFT transfer order); and

(B)	a counterpart signature page to the Shareholders Agreement, in the form attached hereto as Exhibit D, duly executed by Purchaser.

(d)          Cash infusion. Within fourteen (14) Business Days following the Initial Closing, Buyer shall make an initial cash infusion (paid in euros) to the Company in the sum of €300,000 in the form of a shareholder loan, which shall be the first instalment of a total cash infusion of €1.5 million to be injected by Buyer into the Company within 12 months of the Initial Closing (at a schedule to be mutually agreed among the Parties), and shall constitute working capital of the Company and shall be used by the Company to achieve the objectives set forth in the various Milestones.

1.2          Second Closing.

(a)          Purchase and Sale of Second Shares. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance on the representations, warranties and covenants contained herein, at the Second Closing, each Seller, severally and not jointly, agrees to sell, assign, convey, transfer and deliver to Buyer, and Buyer agrees to purchase and accept from each such Seller, all Second Shares held by such Seller (which total number of Second Shares held by each such Seller is set forth opposite such Seller’s name on Exhibit B), free and clear of any Liens, for a cash amount per Share equal to the Second Closing Per Share Price.

(b)          Time and Place of Second Closing. The closing of the purchase and sale of the Second Shares provided for in this Section 1.2 (the “Second Closing”) will take place on the date that is one year after the Investor Closing Date (provided, if such date is not a Business Day, the closing will take place on the first Business Day thereafter), subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the last condition in Article VI to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Second Closing, but subject to the fulfillment or, to the extent permitted by applicable Law, waiver of those conditions) or at such other time and place as Buyer and the Sellers mutually agree (the “Second Closing Date”).

(c)          Deliverables at Second Closing.

(i)          By Each Seller. Upon the terms and subject to the conditions set forth in this Agreement, at the Second Closing, each Seller shall deliver or cause to be delivered to Buyer:

(A)	the duly signed and dated share transfer forms (ordres de mouvement) of the Second Shares;

(B)	four (4) duly signed tax transfer forms (formulaires cerfa n°2759) in respect of the transfer of the Second Shares; and

(C)	a copy of the share transfer register (comprising Company’s securities register (registre des mouvements de titres) and individual shareholder accounts (comptes individuels d’associés) of the Company), updated with the transfer of all the Second Shares from the Sellers to the Buyer recorded as of the Second Closing Date.

(ii)          By Buyer. Upon the terms and subject to the conditions set forth in this Agreement, at the Second Closing, Buyer shall deliver or cause to be delivered within five (5) days after receipt of the duly signed tax transfer forms:

(A)	to each Seller, a payment in an amount equal to the product of (i) the Second Closing Per Share Price, multiplied by (ii) the number of Second Shares held by such Seller (as described opposite such Seller’s name on Exhibit B) (the “Second Purchase Price”), with an evidence of payment (in the form of an irrevocable SWIFT transfer order).

(d)          Second Closing Earn-Out.

(i)          3 Months. If any Second Closing Milestones are not met by the Second Closing Date but are subsequently met within three (3) months of the Second Closing Date (any such Second Closing Milestones, “Second Closing Three-Month Milestones”), Buyer shall pay to each Seller on the date that is three (3) months after the Second Closing Date (provided, if such date is not a Business Day, the payment shall occur on the first Business Day thereafter) in cash an amount per Share equal to the Second Closing Three-Month Earn-Out but only if the Employment Condition is satisfied at such time with respect to such Seller.

(ii)          6 Months. If any Second Closing Milestones are not met by the Second Closing Date or within three (3) months thereof, but are subsequently met within six (6) months of the Second Closing Date (any such Second Closing Milestones, “Second Closing Six-Month Milestones”), Buyer shall pay to each Seller on the date that is six (6) months after the Second Closing Date (provided, if such date is not a Business Day, the payment shall occur on the first Business Day thereafter) in cash an amount per Share equal to the Second Closing Six-Month Earn-Out but only if the Employment Condition is satisfied at such time with respect to such Seller.

(iii)          In the event that the implementation, completion, or delivery of any Second Closing Milestone is delayed due to the Buyer, its personnel, agents, subcontractors, partners, or any other person, company or entity under the Buyer's control or acting in concert with the Buyer, the Closing Date of such Second Closing Milestone shall be postponed, upon request of the Sellers, subject to Buyer’s good faith consent (not to be unreasonably withheld, conditioned or delayed).

(iv)          In any event in which any Second Closing Milestone is abandoned, in whole or in any material part, at the request of Buyer for any reason whatsoever (other than for reasons beyond Buyer’s control), such Milestone will be deemed to have been fully met by the Sellers and payable at the Second Closing Date.

(v)          Any amendment or modification of a Second Closing Milestone (including any modification of the target date of any such Second Closing Milestone) will be subject to the consent of Sellers and Buyer (in each case, not to be unreasonably withheld, conditioned or delayed).

(vi)          For the avoidance of doubt, each of the Parties agree to treat any payments received pursuant to this Section 1.2(d) as adjustments to the Second Purchase Price for all accounting and Tax purposes, to the maximum extent permitted by applicable Law. The Parties shall promptly prepare and execute any documents that may be required for registration purposes with any Governmental Entity (including any Taxing Authority) in connection with any payments made pursuant to this Section 1.2(d).

1.3          Third Closing.

(a)          Purchase and Sale of Third Shares. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance on the representations, warranties and covenants contained herein, at the Third Closing, each Seller, severally and not jointly, agrees to sell, assign, convey, transfer and deliver to Buyer, and Buyer agrees to purchase and accept from each such Seller, all Third Shares held by such Seller (which total number of Third Shares held by each such Seller is set forth opposite such Seller’s name on Exhibit B), free and clear of any Liens, for a cash amount per Share equal to the Third Closing Per Share Price.

(b)          Time and Place of Third Closing. The closing of the purchase and sale of the Third Shares provided for in this Section 1.2 (the “Third Closing”) will take place on the date that is two years after the Investor Closing Date (provided, if such date is not a Business Day, the closing will take place on the first Business Day thereafter), subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the last condition in Article VI to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Third Closing, but subject to the fulfillment or, to the extent permitted by applicable Law, waiver of those conditions) or at such other time and place as Buyer and the Sellers mutually agree (the “Third Closing Date”).

(c)          Deliverables at Third Closing.

(i)            By Each Seller. Upon the terms and subject to the conditions set forth in this Agreement, at the Third Closing, each Seller shall deliver or cause to be delivered to Buyer:

(A)	the duly signed and dated share transfer forms (ordres de mouvement) of the Third Shares;

(B)	four (4) duly signed tax transfer forms (formulaires cerfa n°2759) in respect of the transfer of the Third Shares; and

(C)	a copy of the share transfer register (comprising Company’s securities register (registre des mouvements de titres) and individual shareholder accounts (comptes individuels d’associés) of the Company), updated with the transfer of all the Third Shares from the Sellers to the Buyer recorded as of the Third Closing Date.

(ii)            By Buyer. Upon the terms and subject to the conditions set forth in this Agreement, at the Third Closing, Buyer shall deliver or cause to be delivered, within five (5) days after receipt of the duly signed tax transfer forms:

(A)	to each Seller, a payment in an amount equal to the product of (i) the Third Closing Per Share Price, multiplied by (ii) the number of Third Shares held by such Seller (as described opposite such Seller’s name on Exhibit B) (the “Third Purchase Price”), with an evidence of payment (in the form of an irrevocable SWIFT transfer order).

(d)          Third Closing Earn-Out.

(i)          3 Months. If any Third Closing Milestones are not met by the Third Closing Date but are subsequently met within three (3) months of the Third Closing Date (any such Third Closing Milestones, “Third Closing Three-Month Milestones”), Buyer shall pay to each Seller on the date that is three (3) months after the Third Closing Date (provided, if such date is not a Business Day, the payment shall occur on the first Business Day thereafter) in cash an amount per Share equal to the Third Closing Three-Month Earn-Out but only if the Employment Condition is satisfied at such time with respect to such Seller.

(ii)          6 Months. If any Third Closing Milestones are not met by the Third Closing Date or within three (3) months thereof, but are subsequently met within six (6) months of the Third Closing Date (any such Third Closing Milestones, “Third Closing Six-Month Milestones”), Buyer shall pay to each Seller on the date that is six (6) months after the Third Closing Date (provided, if such date is not a Business Day, the payment shall occur on the first Business Day thereafter) in cash an amount per Share equal to the Third Closing Six-Month Earn-Out but only if the Employment Condition is satisfied at such time with respect to such Seller.

(iii)          In the event that the implementation, completion, or delivery of any Third Closing Milestone is delayed due to the Buyer, its personnel, agents, subcontractors, partners, or any other person, company or entity under the Buyer's control or acting in concert with the Buyer, the Closing Date of such Third Closing Milestone shall be postponed, upon request of the Sellers, subject to Buyer’s good faith consent (not to be unreasonably withheld, conditioned or delayed).

(iv)          In any event in which any Third Closing Milestone is abandoned, in whole or in any material part, at the request of Buyer for any reason whatsoever (other than for reasons beyond Buyer’s control), such Milestone will be deemed to have been fully met by the Sellers and payable at the Second Closing Date.

(v)          Any amendment or modification of a Third Closing Milestone (including any modification of the target date of any such Third Closing Milestone) will be subject to the consent of Sellers and Buyer (in each case, not to be unreasonably withheld, conditioned or delayed).

(vi)          For the avoidance of doubt, each of the Parties agree to treat any payments received pursuant to this Section 1.3(d) as adjustments to the Third Purchase Price for all accounting and Tax purposes, to the maximum extent permitted by applicable Law. The Parties shall promptly prepare and execute any documents that may be required for registration purposes with any Governmental Entity (including any Tax Authority) in connection with any payments made pursuant to this Section 1.3(d).

1.4          Fourth Closing.

(a)          Purchase and Sale of Fourth Shares. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance on the representations, warranties and covenants contained herein, at the Fourth Closing, each Seller, severally and not jointly, agrees to sell, assign, convey, transfer and deliver to Buyer, and Buyer agrees to purchase and accept from each such Seller, all Fourth Shares held by such Seller (which total number of Fourth Shares held by each such Seller is set forth opposite such Seller’s name on Exhibit B), free and clear of any Liens, for a cash amount per Share equal to the Fourth Closing Per Share Price.

(b)          Time and Place of Fourth Closing. The closing of the purchase and sale of the Fourth Shares provided for in this Section 1.2 (the “Fourth Closing”, and together with the Initial Closing, Second Closing and Third Closing, each, a “Closing”) will take place on the date that is three years after the Investor Closing Date (provided, if such date is not a Business Day, the closing will take place on the first Business Day thereafter), subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the last condition in Article VI to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Fourth Closing, but subject to the fulfillment or, to the extent permitted by applicable Law, waiver of those conditions) or at such other time and place as Buyer and the Sellers mutually agree (the “Fourth Closing Date”, and together with the Initial Closing Date, Second Closing Date and Third Closing Date, each, a “Closing Date”).

(c)          Deliverables at Fourth Closing.

(i)          By Each Seller. Upon the terms and subject to the conditions set forth in this Agreement, at the Fourth Closing, each Seller shall deliver or cause to be delivered to Buyer:

(A)	the duly signed and dated share transfer forms (ordres de mouvement) of the Fourth Shares;

(B)	four (4) duly signed tax transfer forms (formulaires cerfa n°2759) in respect of the transfer of the Fourth Shares; and

(C)	a copy of the share transfer register (comprising Company’s securities register (registre des mouvements de titres) and individual shareholder accounts (comptes individuels d’associés) of the Company), updated with the transfer of all the Fourth Shares from the Sellers to the Buyer recorded as of the Fourth Closing Date.

(ii)          By Buyer. Upon the terms and subject to the conditions set forth in this Agreement, at the Fourth Closing, Buyer shall deliver or cause to be delivered within five (5) days after receipt of the duly signed tax transfer forms:

(A)	to each Seller, a payment in an amount equal to the product of (i) the Fourth Closing Per Share Price, multiplied by (ii) the number of Fourth Shares held by such Seller (as described opposite such Seller’s name on Exhibit B) (the “Fourth Purchase Price”), with an evidence of payment (in the form of an irrevocable SWIFT transfer order).

(d)          Fourth Closing Milestone Abandonment.

(i)          In any event in which the CBRS Market Share milestone is abandoned in whole or in any material part, at the request of Buyer for any reason whatsoever (other than for reasons beyond Buyer’s control), such milestone will be deemed to have been fully met by the Sellers and payable at the Fourth Closing Date.

1.5          Pre-Closing Milestone Determinations.

(a)          Company Determinations. No later than ten (10) Business Days prior to the applicable Closing Date (or the date on which a payment is to be made by Buyer to Sellers pursuant to Sections 1.2(d) or 1.3(d)), the Company shall, jointly with the Sellers, prepare and deliver to Buyer and Sellers its good-faith determination of the applicable Milestone(s) as of such date (each, a “Milestone Determination”), together with supporting documents used by the Company in relation thereto.

(b)          Access to Information. Promptly following the Company’s delivery of a Milestone Determination to Buyer and Sellers, the Company shall, and shall cause its Subsidiaries to, upon reasonable prior notice from Buyer or Sellers to (A) provide such Party and its authorized representatives, in connection with such Party’s review of the Milestone Determination, with access during normal business hours to the facilities, books and records and work papers of the Company and its Subsidiaries and (B) cooperate with and assist such Party and its authorized representatives in connection with the review of such materials, including by making available its employees, accountants and other personnel to the extent reasonably requested.

(c)          Objection by Buyer or Sellers. If Buyer or any of the Sellers notifies the Company and the other Parties in writing of an objection to a Milestone Determination (“Milestone Objection”) prior to five (5) Business Days immediately prior to the applicable Closing Date (or the date on which a payment is to be made by Buyer to Sellers pursuant to Sections 1.2(d) or 1.3(d)), then Buyer and the Sellers shall seek in good faith to agree to revisions to the Milestone Determination to resolve such objection and the Company shall update and redeliver the Milestone Determination to reflect any such agreements not later than the Business Day immediately prior to the applicable Closing Date (or the date on which a payment is to be made by Buyer to Sellers pursuant to Sections 1.2(d) or 1.3(d)). If Buyer or any of the Sellers has validly provided a Milestone Objection pursuant to this Section 1.5(c) and Buyer and the Sellers fail to mutually agree upon revisions to the Milestone Determination on or prior to the Business Day immediately prior to the Closing Date (or the date on which a payment is to be made by Buyer to Sellers pursuant to Sections 1.2(d) or 1.3(d)), then: (A) neither Buyer nor the Sellers shall delay the applicable Closing (or payment of the amounts due pursuant to Sections 1.2(d) or 1.3(d)) because of such failure and (B) the Milestone Determination as made by the Company shall be used in the determination of the applicable payment amount. The agreement of the Parties to revisions to a Milestone Determination or the failure of the Parties to agree to such revisions shall not constitute a waiver or limitation of a Party’s rights and obligations pursuant to Section 1.6.

1.6          Post-Closing Milestone Determinations.

(a)          Post-Closing Objection. If Buyer or any of the Sellers have any objections to a Milestone Determination, such Party shall deliver to the Company and the other Parties a written statement (a “Post-Closing Objection”) setting forth in reasonable detail the particulars of such disagreement (including the specific items that are in dispute and the nature and amount of any disagreement so identified) not later than ten (10) Business Days after the applicable Closing Date (or the date on which a payment is to be made by Buyer to Sellers pursuant to Sections 1.2(d) or 1.3(d)) (such ten (10) Business Day period, the “Milestone Review Period”). If no Party delivers a Post-Closing Objection within the Review Period, the amounts set forth in the Milestone Determination shall be deemed to have been accepted by Buyer and the Sellers and shall be deemed final and binding upon all of the Parties. Any specific Milestone or item set forth in a Milestone Determination that is not objected to by any of the Parties in a Post-Closing Objection during the Milestone Review Period shall be deemed to have been accepted and shall be binding upon all of the Parties to the Agreement for purposes hereof.

(b)          Selection of the Expert. In the event that Buyer and the Sellers are unable to resolve in writing all of the objections in any Post-Closing Objection properly delivered pursuant to Section 1.6(a) within the twenty (20) Business Day period (or such longer period as may be agreed by Buyer and the Sellers) following the delivery of such Post-Closing Objection, the resolution of all such unresolved items (“Milestone Disputed Items”) shall be submitted to an independent third-party expert of national standing in France as may be mutually selected by Buyer and the Sellers to resolve any remaining disagreements. If such mutually selected third-party expert is willing and able to serve in such capacity or (Buyer and the Sellers otherwise fail to appoint an expert pursuant to the immediately preceding sentence within twenty (20) Business Days after the expiration of the resolution period set forth in the immediately preceding sentence, then the Sellers shall deliver to Buyer a list of three (3) other independent third-party experts of national standing in France and Buyer shall select one (1) of such three (3) experts (such firm as is ultimately selected pursuant to the aforementioned procedures being the “Expert”). The Sellers and Buyer shall execute any agreement reasonably required by the Expert for its engagement hereunder.

(c)          Submission of Milestone Disputed Items. Each of Buyer and the Sellers shall promptly (but in any event within ten (10) Business Days) following the formal engagement of the Expert, provide the Expert (copying the other upon submission) with a single written submission setting forth its respective calculations of and assertions regarding the Milestone Disputed Items (which submissions the Expert shall promptly distribute to the other Party) and upon receipt thereof, each of the Sellers and Buyer shall be entitled (no later than ten (10) Business Days following receipt of the other Party’s initial submission) to submit to the Expert a single written response to such other Party’s initial submission setting forth such Party’s objections or rebuttals to the calculations and/or assertions set forth in such initial submission (which responses the Expert shall promptly distribute to the other applicable Party).

(d)          Expert’s Determination. The Expert shall be instructed to render its determination with respect to the Milestone Disputed Items as soon as reasonably possible (which the Parties agree shall not be later than ninety (90) Business days following the formal engagement of the Expert). The determination of the Expert in accordance with this Section 1.6(d) shall be binding and final for purposes of this Agreement.

(e)          Expert’s Fees and Expenses. The fees and expenses of the Expert shall be allocated 50% to Buyer and 50% to the Sellers.

1.7          Acceleration.

(a)          Operative Events. In the event of: (a) a Change of Control or (b) a failure by the Buyer to satisfy any cash injection obligation referred to in Section 1.1(d) or (c) a decision of Buyer to permanently end the Company’s spectrum access system activities in their entirety (other than for reasons beyond Buyer’s control, and provided that any abandonment of a Milestone, pursuant to the terms of this Agreement, will not, on its own, be deemed to be an end of the Company’s spectrum access system activities) or (d) if a competent French employment court rules that the employment agreement between a Seller and the Company has been terminated by the Company without Cause (each, an “Operative Event”), each Seller, severally and not jointly, irrevocably agrees to sell, assign, convey, transfer and deliver to Buyer, and Buyer irrevocably agrees to purchase and accept from each such Seller, all the Shares still held by the Sellers (which total number of Shares held by each such Seller is set forth opposite such Seller’s name on Exhibit B), free and clear of any Liens, for a cash amount per Share equal to the Accelerated Per Share Price, within one (1) month of the occurrence of any such event, regardless of the achievement of any of the Milestones.

(b)          Accelerated Per Share Price. The Accelerated Per Share Price for each Seller is determined as follows:

(i)          If the Employment Condition is met with respect to such Seller on the day of the occurrence of an Operative Event, the Accelerated Per Share Price will be the price per share set for each of the not yet completed Closings, the Milestones set for each Closing being deemed to have been fully delivered on time.

(ii)          If the Employment Condition is not met with respect to such Seller on the day of the occurrence of an Operative Event, the Accelerated Per Share Price will be the Initial Closing Per Share Price.

(c)          Deliverables at Accelerated Closing

(i)          Each Seller shall deliver or cause to be delivered to Buyer:

(A)	the duly signed and dated share transfer forms (ordres de mouvement) of the Shares;

(B)	four (4) duly signed tax transfer forms (formulaires cerfa n°2759) in respect of the transfer of the Shares; and

(C)	a copy of the share transfer register (comprising Company’s securities register (registre des mouvements de titres) and individual shareholder accounts (comptes individuels d’associés) of the Company), updated with the transfer of the Shares from the Sellers to the Buyer recorded as of the accelerated closing date.

(ii)          Buyer shall deliver or cause to be delivered, within five (5) days after receipt of the duly signed tax transfer forms:

(A)	to each Seller, a payment in an amount equal to the product of (i) the Accelerated Price Per Share multiplied by (ii) the total number of Shares held by such Seller (as described opposite such Seller’s name on Exhibit B) with an evidence of payment (in the form of an irrevocable SWIFT transfer order).

1.8          Escrow. If, in connection with any payment to be made by Buyer to any Seller pursuant to Sections 1.2, 1.3, 1.4 or 1.7, Buyer determines that the Employment Condition for such Seller is not met at the applicable time and such determination is disputed by such Seller, Buyer shall only pay such Seller the amount based on the Initial Closing Per Share Price, and any difference between such amount and the amount otherwise to be paid assuming the Employment Condition is met will be immediately placed in escrow with “Caisse des Dépôts et Consignations” by Buyer, until a Final Determination has been made with respect to such dispute.

1.9          Minimum Per Share Price. Without prejudice to the other provisions of this Agreement, all transfers of Shares referred to in this Agreement may not result in any Seller receiving less than the Initial Closing Per Share Price.

1.10          Guaranty.

(a)          Guaranty. To induce the Sellers to enter into this Agreement, CONX hereby guarantees to the Sellers the due and punctual payment by Buyer to the Sellers of the obligations of Buyer under this Article I when finally owing, payable and due by Buyer pursuant to and in accordance with this Article I (collectively, the “Guaranteed Obligations”); provided that, notwithstanding anything to the contrary set forth herein or any other agreement contemplated hereby, the Parties agree that in no event shall the aggregate liability of CONX hereunder exceed an amount equal to the aggregate amount of the Guaranteed Obligations (such amount, the “Liability Limitation”) and that CONX shall in no event be required to pay more than the Liability Limitation under or in respect of this Agreement, or otherwise have any liability under this Agreement in excess of the Liability Limitation relating to, arising out of or in connection with this Agreement and the transactions contemplated hereby or any other circumstance. CONX shall, upon the written request of the Sellers, promptly and in any event within ten (10) Business Days, pay such Guaranteed Obligations in full, free and clear of any deduction, offset, defense, claim or counterclaim. All payments hereunder shall be made in cash in euros (€) by wire transfer of immediately available funds.

(b)          Exculpation. The Sellers further agree that they have no remedy, recourse or right of recovery against, or contribution from, and no personal liability shall attach to, any past, present, or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, representative or Affiliate of CONX or Buyer, and no past, present, or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, representative or Affiliate of any of the foregoing (those Persons described in the foregoing, collectively, “CONX Affiliates”), through CONX, Buyer or otherwise, whether by or through attempted piercing of the corporate veil or similar action, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, by or through a claim by or on behalf of CONX or Buyer against CONX, any CONX Affiliates or Buyer or otherwise in respect of any liabilities or obligations relating to, arising out of or in connection with, this Agreement, except, in each case, for (w) their rights against CONX, or its successors or assigns, under this Section 1.10, and (x) their rights against Buyer or its successors and assigns, under, and in accordance with, the terms and conditions of this Agreement. Recourse against CONX under this Section 1.10 shall be the sole and exclusive remedy of the Sellers and all of their Affiliates against CONX and any CONX Affiliate in respect of any liabilities or obligations arising under, or in connection with, this Agreement or the transactions contemplated hereby, and such recourse shall be subject to the limitations described herein.

(c)          Termination. This Section 1.10 shall terminate upon, and CONX shall not have any further liability or obligation under this Section 1.10 from and after the earliest of (i) the valid termination of this Agreement, and (ii) the payment by CONX or Buyer of the Guaranteed Obligations.

Article II

Representations and Warranties of Sellers

Each Seller, severally and not jointly, hereby represents and warrants to Buyer as of the Execution Date and as of each Closing (or in the case of representations and warranties that speak of a specified date, as of such specified date) as follows:

2.1          Ownership of Shares.

(a)          Such Seller is the sole record and beneficial owner of the Shares listed opposite such Seller’s name on Exhibit B. Such Seller has good and valid title to all such Shares, free and clear of all Liens and upon delivery by such Seller of such Shares at each Closing, good and valid title to such Shares will pass to Buyer. Except for such Shares listed opposite such Seller’s name on Exhibit B, such Seller does not own of record or beneficially, or have any interest in or right to acquire, any shares of capital stock of the Company.

(b)          There are no preemptive or other outstanding rights, options, warrants, agreements, arrangements or commitments of any character under which such Seller is or may become obligated to sell, or giving any Person a right to acquire, or in any way dispose of, any of such Seller’s Shares or any securities or obligations exercisable or exchangeable for, or convertible into, such Seller’s Shares, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except for this Agreement and the Company’s Organizational Documents, such Seller is not a party to any Contracts with respect to the voting, purchase, dividend rights, disposition or transfer of the Common Stock.

2.2          Authority; Approval. Such Seller has all right, power and authority to enter into and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party; and, if it is an entity, has all requisite organizational power and authority and has taken all organizational action necessary in order to execute, deliver and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party. This Agreement has been, and each of the applicable Transaction Documents will be at each Closing, duly executed and delivered by such Seller and, when executed and delivered by Buyer and the other parties hereto and thereto, will constitute a valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, preferential transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).

2.3          Governmental Filings; No Violations.

(a)          Other than the Company Approvals (as defined below), no notices, reports or other filings are required to be made by such Seller with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by such Seller from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement and the Transaction Documents by such Seller and the consummation of the Transactions or in connection with the continuing operation of the business of the Company following the Execution Date, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

(b)          The execution, delivery and performance by such Seller of this Agreement and the Transaction Documents to which such Seller is a party do not, and the consummation of the Transactions will not, conflict with, or result in any breach or violation of or default (with or without notice, lapse of time, or both) under, or give rise to any right of termination, loss of rights, adverse modification of provisions, cancellation or acceleration of any obligations under, or result in the creation of a Lien on any of the assets of such Seller under, any provision of (i) to the Knowledge of such Seller, any Contract binding upon such Seller or (ii) assuming (solely with respect to performance of this Agreement and the Transaction Documents and consummation of the Transactions) compliance with the matters referred to in Section 2.3(a), any Law to which such Seller is subject except, in the case of clauses (i) and (ii) above, for any such breach, violation, default, termination, loss, adverse modification, cancellation, acceleration or creation that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

2.4          Litigation and Liabilities. There are no Actions pending or, to the Knowledge of such Seller, threatened against such Seller that (a) relate to the Shares, (b) challenge the validity or enforceability of such Seller’s obligations under this Agreement or any other document related to the Transactions (such documents, together with this Agreement, the “Transaction Documents”) to which such Seller is or will be a party or (c) would reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions. Such Seller is not a party to or subject to the provisions of any Order that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

Article III

Representations and Warranties REGARDING the Company

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Buyer by the Sellers prior to the Execution Date (the “Company Disclosure Letter”), each Seller, jointly and severally, hereby represent and warrant to Buyer with respect to the Company as of the Execution Date and as of each Closing (or in the case of representations and warranties that speak of a specified date, as of such specified date) as follows:

3.1          Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries (a) is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clause (b) or (c) where the failure to be so qualified or in good standing, or to have such power or authority, could not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole or prevent, materially delay or materially impair the consummation of the Transactions. The Sellers have made available to Buyer complete and correct copies of the Company’s and its Subsidiaries’ certificates of incorporation and by-laws or comparable governing documents, each as amended to the Execution Date (“Organizational Documents”), and each as so delivered is in full force and effect.

3.2          Capital Structure.

(a)          The authorized capital stock of the Company consists of 141,034 Shares, of which 141,034 Shares (including 62.600 common shares, 78.434 preferred shares) were outstanding and no Shares were issued and held by the Company in its treasury, in each case, as of the close of business on the Execution Date. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no Shares reserved for issuance. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any Liens (other than any transfer restrictions imposed by federal and state securities Laws). The Company does not have outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote (or convert into or exercise for securities having the right to vote) with the stockholders of the Company on any matter. Except for this Agreement and the Company’s Organizational Documents, the Shares are not subject to any voting trust agreements, proxies, or other Contracts with respect to the voting, purchase, repurchase, dividend rights, disposition or transfer of the Shares.

(b)          Section 3.2(b) of the Company Disclosure Letter sets forth a correct and complete list of options, restricted stock, and all other stock rights under any stock plans as of the close of business on the Execution Date, setting forth the number of Shares subject to such equity award and the holder, date of grant, vesting schedule, including whether the vesting will be accelerated by the execution of this Agreement or consummation of the Transactions or by termination of employment following consummation of the Transactions and exercise or reference price with respect to such equity award, as applicable. Except to the extent set forth on Section 3.2(b) of the Company Disclosure Letter, there are no preemptive or other outstanding rights, options, warrants, agreements, arrangements or commitments of any character under which the Company or any of its Subsidiaries is or may become obligated to sell, or giving any Person a right to acquire or in any way dispose of, any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations exercisable or exchangeable for, or convertible into, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of any stock plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens (other than any transfer restrictions imposed by federal and state securities Laws). Since the Execution Date, no Shares have been issued and no options, restricted stock, or other stock rights under any stock plans have been granted since the Execution Date. Since the Execution Date, no stock plans have been amended, supplemented or otherwise modified.

(c)          Each Option (i) was granted in compliance with all applicable Laws and all of the terms and conditions of the applicable stock plan pursuant to which it was issued and properly approved by the Company’s board of directors or compensation committee, (ii) has an exercise price per share of Common Stock equal to or greater than the fair market value of a share of Common Stock on the date of such grant, (iii) has a grant date identical to the date on which the Company’s board of directors or compensation committee actually awarded such Option, and (iv) qualifies for the Tax and accounting treatment afforded to such Option in the Company’s Tax Returns.

3.3          Authority; Approval.

(a)          The Company has all requisite corporate or similar power and authority and has taken all corporate or similar action necessary in order to execute, deliver and perform its obligations under each of the Transaction Documents to which it is a party. To the extent applicable, each of the Transaction Documents will be at the applicable Closing duly executed and delivered by the Company and, when executed and delivered by the Sellers, Buyer and the other parties thereto, will constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)          The Company’s board of directors has unanimously approved this Agreement. No other corporate proceedings are necessary to authorize this Agreement or to consummate the Transactions. No vote of holders of Common Stock (or other securities) of the Company is necessary to approve this Agreement.

3.4          Governmental Filings; No Violations.

(a)          Other than the expirations of waiting periods and the filings, notices, reports, consents, registrations, approvals, permits and authorizations listed on Section 3.4(a) of the Company Disclosure Letter (collectively, the “Company Approvals”), no expirations of waiting periods under applicable Laws are required and no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any Governmental Entity in connection with the execution, delivery and performance of the Transaction Documents by the Company or the consummation of the Transactions.

(b)          The execution, delivery and performance of any Transaction Documents by the Company do not, and the consummation of the Transactions will not, conflict with, or result in any breach or violation of or default (with or without notice, lapse of time, or both) under, or give rise to any right of termination, loss of rights, adverse modification of provisions, cancellation or acceleration of any obligation under, or result in the creation of a Lien on any of the assets of the Company or any of its Subsidiaries under any provision of (i) the Organizational Documents of the Company or any of its Subsidiaries, (ii) any Contract or (iii) assuming (solely with respect to performance of any Transaction Documents and consummation of the Transactions) compliance with the matters referred to in Section 3.4(a), any Laws to which the Company or any of its Subsidiaries is subject, except, in the case of clauses (ii) and (iii) above, for any breach, violation, default, termination, loss, adverse modification, cancellation, acceleration or creation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Section 3.4(b) of the Company Disclosure Letter sets forth a correct and complete list of Contracts pursuant to which consents or waivers are or may be required prior to consummation of the Transactions (whether or not subject to the exception set forth with respect to clauses (ii) and (iii) above).

3.5          Financial Statements.

(a)          Set forth in the Company Disclosure Letter are correct and complete copies of the following financial statements (collectively, the “Financial Statements”): (i) the audited balance sheets of the Company and its consolidated Subsidiaries as of December 31, 2023, 2022 and 2021, and the related audited consolidated statements of income (loss), consolidated statements of stockholders’ equity and consolidated statements of cash flows for the twelve (12) month periods then ended and (ii) the Most Recent Balance Sheet and the related unaudited consolidated statements of income, stockholders’ equity and cash flows for the eight (8) month period then ended (the “Interim Financial Statements”).

(b)          The Financial Statements (including the related notes and schedules thereto) fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the date or period set forth therein and the consolidated balance sheets, consolidated statements of income (loss), consolidated statements of stockholders’ equity (deficit) and consolidated statements of cash flows included in the Financial Statements (including any related notes and schedules thereto) fairly present the financial condition, results of operations, changes in stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for the periods set forth therein, in each case in accordance with French GAAP, consistently applied during the periods involved, except as may be noted therein.

(c)          The Financial Statements make proper provision for or fairly disclose in particular (i) all liabilities whether actual, probable or disputed; (ii) all bad and doubtful debts; and (iii) all Taxes.

(d)          Except as disclosed in the Financial Statements, the Company has not granted or committed to any off-balance sheet commitment (engagement hors bilan).

(e)          The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in accordance with French GAAP.

(f)          The Company has disclosed, based on its most recent evaluation of its internal accounting controls prior to the Execution Date, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls that would be reasonably expected to adversely affect the Company’s ability to record, process, summarize and report financial information for inclusion in the applicable combined financial statements and (ii) any fraud, whether or not material, that involves any current or former employees who have (or had) a significant role in the Company’s internal controls over financial reporting. Since the Look-Back Date, to the Knowledge of the Sellers, no material complaints from any source regarding accounting, internal accounting controls or auditing matters have been received by the Company. The Sellers have made available to Buyer a summary of all material complaints or concerns relating to other matters made since the Look-Back Date through the Company’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law.

3.6          Absence of Certain Changes. Since the most recent fiscal year end, (a) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of such businesses, consistent with past practices (except for actions related to this Agreement), (b) there has not been any change, occurrence or development in the financial condition, properties, assets, liabilities, business or results of operations or any other change, occurrence or development, which has had, or would, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect and (c) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the Execution Date through the Initial Closing Date without Buyer’s consent, would constitute a breach of Section 5.1(b).

3.7          No Undisclosed Liabilities. The Company does not have any obligations or liabilities (whether accrued, absolute, contingent, unknown or otherwise) that would reasonably be expected to result in any claims against, or obligations or liabilities of, the Company or any of its Subsidiaries other than liabilities that (a) have been adequately reserved against or reflected in the Financial Statements, or (b) were incurred since the end of the Company’s most recent full fiscal year in the ordinary course of business consistent with past practice, or (c) have been incurred pursuant to this Agreement or in connection with the Transactions, or (d) have been incurred in the performance of obligations under Contracts to which it or any of its Subsidiaries is a party (but not liabilities incurred as a result of breaches of any such Contract), or (e) have been incurred in connection with any agreement or document set forth in Section 3.7 of the Company Disclosure Letter.

3.8          Litigation.

(a)          As of the Execution Date, there are no Actions pending or, to the Knowledge of the Sellers, threatened against the Company or any of its Subsidiaries (nor has any Governmental Entity indicated an intention to initiate an Action) that (i) would have or would reasonably be expected to have a Material Adverse Effect or (ii) would reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

(b)          Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any Order which has had, or would, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect or which would reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

3.9          Employee Benefits.

(a)          Except as would not, individually or in the aggregate, have a Material Adverse Effect, there is no pending or, to the Knowledge of the Sellers, threatened, strike, walkout or other work stoppage or by any of the Employees, that may interfere in any material respect with the business of the Company and its Subsidiaries.

(b)          Except as would not, individually or in the aggregate, have a Material Adverse Effect, there is no pending or, to the Knowledge of the Sellers, threatened, material actions, suits, demands, claims, hearings, arbitrations, investigations or other proceedings by any current or former Employee or trade union or any French authority (such as Labor Inspectorate, URSSAF, tax authority, etc.) against or involving the Company or any of its Subsidiaries.

(c)          Except as would not, individually or in the aggregate, be material to the business of the Company and its Subsidiaries taken as a whole, there is no pending or, to the Knowledge of the Sellers, threatened, material investigation by a Governmental Entity, other than routine examinations conducted by a Governmental Entity or French authority, against or involving the Company or any of its Subsidiaries and relating to the labor or employment practices of the Company or any of its Subsidiaries.

(d)          Except as would not, individually or in the aggregate, be material to the business of the Company and its Subsidiaries taken as a whole, the Company and its Subsidiaries are and have been in the past five (5) years in compliance with all applicable Laws, applicable, collective bargaining agreements, employment practices or unilateral commitments with respect to labor and employment, social security/welfare and immigration.

(e)          None of the executive-level Employees listed in Section 3.9(e) of the Company Disclosure Letter has given written notice terminating all of his or her duties as Employee or is under notice of dismissal or has agreed with the Company to terminate his or her employment contract on a mutual basis.

(f)          None of the employment contracts of the executive-level Employees listed in Section 3.9(e) of the Company Disclosure Letter provide for any obligation on the part of the Company and its Subsidiaries to pay amounts (i) in the event of termination of the contract or (ii) change of control of the employer, other than those provided for by the applicable Laws, and the Company and its Subsidiaries have made no commitment to maintain employment of any kind or in any form whatsoever with regard to these Employees. Employment contracts concluded with Employees comply with applicable laws, regulations and collective agreements. More generally, the execution of this Agreement or the consummation of the Transaction will not (i) result in any material payment becoming due to any Employee, (ii) materially increase any benefits otherwise payable to any Employee under any Employee Benefit Plan, (iii) result in the acceleration of the time of payment or vesting of any compensation or benefits to any Employee.

(g)          All sums due to the Employees and to any competent authorities or bodies (in particular URSSAF, supplementary pension funds and complementary social protection bodies) have been paid on the due date, or have been fully provided for or, as the case may be, recorded as off-balance sheet commitments. All amounts subject to social security contributions have been declared as such, in accordance with current applicable Laws. There are no overdue social security contributions in respect of Employees employment. For each salary payment, a regular pay slip has been issued in accordance with the applicable Laws and regulations.

3.10          Compliance with Laws; Licenses. The businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any Law (applicable in France) in all material respects. The Company and its Subsidiaries have not received any written communication alleging any material noncompliance with any such Laws that has not been cured as of the Execution Date. Each of the Company and each of its Subsidiaries has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity necessary to conduct its business as presently conducted in all material respects.

3.11          Material Contracts.

(a)           Section 3.11(a) of the Company Disclosure Letter sets forth a correct and complete list of each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets is bound as of the Execution Date (each, a “Material Contract”):

(i)            each Contract pursuant to which the Company or any of its Subsidiaries currently leases or subleases real property to or from any Person;

(ii)           each Contract (or group of related Contracts with respect to a single transaction or series of related transactions) pursuant to which the Company or any of its Subsidiaries currently leases personal property to or from any Person providing for lease payments in excess of €60,000 per annum;

(iii)          each Contract (or group of related Contracts with respect to a single transaction or series of related transactions) that cannot be terminated by the Company or its Subsidiaries on less than ninety (90) days’ notice (without a monetary penalty) and involves future payments, other residual liability, performance or services or delivery of goods or materials to or by the Company or any of its Subsidiaries of any amount or value reasonably expected to exceed €25,000 in any future twelve (12) month period;

(iv)          each Contract (or group of related Contracts with respect to a single transaction or series of related transactions) with any of the top five (5) customers of the Company and its Subsidiaries based on revenues received from each such customer during the twelve-month period ended on the Execution Date or with any of the top five (5) suppliers of the Company and its Subsidiaries based on payments made to each such supplier during the twelve-month period ended on the Execution Date;

(v)          each Contract pursuant to which the Company or any of its Subsidiaries grants or receives a license, sublicense or other right under, or covenant not to sue or immunity with respect to, any Intellectual Property Rights material to the business of the Company and its Subsidiaries, including agreements involving Software (other than those license agreements relating to commercially available off-the-shelf software entered into in the ordinary course of business, for which the annual fee does not exceed €25,000 individually);

(vi)          each agreement of the Company or any of its Subsidiaries with respect to material Intellectual Property Rights, including agreements involving software (other than those license agreements relating to commercially available off-the-shelf software entered into in the ordinary course of business, for which the annual fee does not exceed €25,000 individually);

(vii)          each Contract concerning the establishment or operation of a partnership, strategic alliance, joint venture, limited liability company or similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, joint venture or limited liability company material to the Company or any of its Subsidiaries;

(viii)         each Contract entered into at any time within the three-year period prior to the Execution Date pursuant to which the Company or any of its Subsidiaries acquired another operating business and each other Contract entered into at any time prior to the Execution Date pursuant to which the Company or any of its Subsidiaries acquired another operating business and to which the Company or any of its Subsidiaries may be entitled to indemnification thereunder;

(ix)          each Contract that contains a put, call, right of first refusal, right of first offer or similar right pursuant to which the Company or any of its Subsidiaries could be required to, directly or indirectly, purchase or sell, as applicable, any securities, capital stock or other interests, assets or business of any Person;

(x)           each Contract evidencing financial or commodity hedging or similar trading activities, including any interest rate swaps, financial derivatives master agreements or confirmations, or futures account opening agreements and/or brokerage statements or similar Contract;

(xi)          each Contract containing any standstill or similar agreement pursuant to which a Person has agreed not to acquire assets or securities of another Person;

(xii)          each Contract that prohibits the payment of dividends or distributions in respect of the capital stock, membership interests, partnership interests or other equity interests of the Company or any of its Subsidiaries, the pledging of the capital stock, membership interests, partnership interests or other equity interests of the Company or any of its Subsidiaries or the incurrence of indebtedness by the Company or any of its Subsidiaries;

(xiii)         each Contract that limits or purports to limit, directly or indirectly, the freedom of the Company or any of its Subsidiaries (or, after the Investor Closing Date, Buyer or any of its Subsidiaries) to compete in any line of business or with any Person or engage in any line of business within any geographic area, or restricts, directly or indirectly, the Company’s or any of its Subsidiaries’ (or, after the Investor Closing Date, Buyer or its Subsidiaries’) ability to solicit or hire any Person or solicit business from any Person, and each Contract that could require the disposition of any material assets or line of business of the Company or its Subsidiaries (or, after the Investor Closing Date, Buyer or its Subsidiaries);

(xiv)         each Contract obligating the Company or any of its Subsidiaries to purchase or otherwise obtain any product or service exclusively from a single third party or granting any third party the exclusive right to develop, market, sell or distribute the Company’s or any of its Subsidiaries’ products or services;

(xv)          each Contract containing a “most favored nation” or similar provision in favor of any customer or other counterparty of the Company or any of its Subsidiaries or a limitation on the Company’s of any of its Subsidiaries’ ability to increase prices;

(xvi)         each Contract creating indebtedness for borrowed money in amounts (A) in excess of €25,000 individually, or (B) in excess of €100,000 in the aggregate or guaranteeing any such obligations in excess of such amounts;

(xvii)        each Contract creating or granting a material Lien on any assets of the Company or any of its Subsidiaries, other than purchase money security interests in connection with the acquisition of equipment in the ordinary course of business consistent with past practice;

(xviii)       each Contract containing covenants requiring material capital expenditures;

(xix)         each Contract with current or former officers, directors or employees of the Company or any of its Subsidiaries, in each case in respect of which the Company has any ongoing compensation or indemnification obligation;

(xx)          each Contract between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares of any of their respective Affiliates, on the other hand;

(xxi)         each Contract related to any settlement of any material proceeding;

(xxii)        each Contract providing for indemnification or any guarantee by the Company or any of its Subsidiaries of any Person or pursuant to which any indemnification or guarantee obligations of the Company or any of its Subsidiaries remain outstanding or otherwise survive as of the Execution Date;

(xxiii)        each Contract that was not negotiated and entered into on an arm’s-length basis;

(xxiv)        each Contract that would reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions;

(xxv)         each collective bargaining agreement or Contract with any union, staff association, works council or other agency or representative body certified or otherwise recognized for the purposes of bargaining collectively; and

(xxvi)       each Contract under which the consequences of a default, non-renewal or termination would reasonably be expected to have a Material Adverse Effect.

(b)          The Sellers have previously delivered to, or made available to, Buyer current and complete copies of each written Material Contract in the Dataroom. Each Material Contract is valid, binding and enforceable against the Company or its Subsidiaries, as the case may be, and each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Sellers, there is no breach or violation of, or default under, any such Material Contract by the Company or any of its Subsidiaries and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or any of its Subsidiaries or would permit or cause the termination, non-renewal or modification thereof or acceleration or creation of any right or obligation thereunder, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Sellers, no counterparty to any Material Contract is in breach or violation thereof.

3.12          Real Property.

(a)           Section 3.12(a) of the Company Disclosure Letter sets forth a correct and complete list of all real property owned by the Company or its Subsidiaries (the “Owned Real Property”). Except in any such case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries, as applicable, have good and marketable title to the Owned Real Property, free and clear of all Liens except for Permitted Liens, (ii) no Owned Real Property is subject to any outstanding options or rights of first refusal to purchase any Owned Real Property, or any portion of any Owned Real Property or interest therein, and (iii) there are no Persons other than the Company or its Subsidiaries in possession thereof.

(b)           Section 3.12(b) of the Company Disclosure Letter sets forth a correct and complete list of all real property leased or subleased to the Company or any of its Subsidiaries (collectively, the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”) and a list of all leases (the “Leases”) entered into by the Company or its Subsidiaries with respect to the Leased Real Property. Except in any such case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries, as applicable, have a valid leasehold interest in all Leased Real Property, free and clear of all Liens, except Permitted Liens, (ii) there exists no default or event of default on the part of the Company or any of its Subsidiaries (as applicable) under the Leases, and (iii) there are no written or oral subleases, concessions, licenses, occupancy agreements or other Contracts or arrangement granting to any Person other than the Company or its Subsidiaries the right to use or occupy the Leased Real Property.

3.13          Takeover Statutes. No Takeover Statute is applicable to the Company, the Shares or the Transactions.

3.14          Taxes.

(a)           All computations, Tax Returns, notices and other information (including DAC 6 filings), which are or have been required by Law to be filed with or provided to any Tax Authority by the Company and its Subsidiaries for any Tax purposes have been made on a proper basis and correctly reflect all Taxes due by such company in respect of the relevant period to which the Tax Return relates, have been filed or provided within the requisite period and were complete, true and correct in all respects and none of them is the subject of any dispute with or investigation by any Tax Authority. The Company and its Subsidiaries have duly, correctly and within appropriate time limits (taking into account available extensions of filing periods), paid all Tax for which it is or has been liable to pay (whether or not shown in the Tax Return) and adequate provisions have been made in the Financial Statements for the payment of Taxes that were not yet due and payable as at December 31, 2023.

(b)           Neither the Company nor any of its Subsidiaries has ever been subject to a Tax Audit, and no such Tax Audit is currently pending or threatened.

(c)           All withholding, including payroll and any other employment related withholdings, which the Company or any of its Subsidiaries is or was required to make, have been made and have been accounted for to the relevant Governmental Entity by the applicable due date and all employer national insurance and other social security contributions or premiums for which the Company or any of its Subsidiaries is or was liable have been paid to the relevant Governmental Entity by the applicable due date, including all withholdings or contributions applicable to benefits in kind provided for, or employment related securities issued to, directors, officers, employees or former employees of the Company or any of its Subsidiaries or any persons required to be treated as such.

(d)          The Company and its Subsidiaries is in compliance with all applicable Laws regarding the conservation of documents (including invoices) with respect to Taxes, and in particular have preserved all records and documents (including electronic data) and has access to all records and documents (including electronic data) needed to justify the information contained in their Tax Returns, to deliver correct and complete Tax Returns or required for the computation of any Tax by them, including the execution and, if applicable, maintenance of contemporaneous documentation substantiating their transfer pricing practices and methodology.

(e)           Each of the Company and its Subsidiaries have been since its incorporation, exclusively resident for all Tax purposes and subject to Taxation in its jurisdiction of incorporation only, and has not at any time been resident or had any branch, agency, permanent representative or permanent establishment in any other jurisdiction for any Tax purpose and no Tax Authority has ever sought to assert the same.

(f)           Neither the Company nor any of its Subsidiaries has concluded a contract or has been party to an agreement or transaction which may be assessed, disregarded, rejected or otherwise re-characterised on the grounds that it was made for the purpose of avoiding, circumventing, deferring or reducing Tax or which main purpose or object or one of the main purposes or objects is too avoid or reduce a liability to Tax or to secure a Tax advantage.

(g)           Neither the Company nor any of its Subsidiaries has been the beneficiary of any unlawful state aid relating to Tax.

(h)           There are no Liens (other that Permitted Liens) for Taxes upon the Shares or upon any assets of the Company or any of its Subsidiaries.

(i)           The sale of the Shares, and the exercise and sale of the warrants (BSPCE), will not result in any Taxes to be borne by the Company or any of its Subsidiaries or the loss of any Tax attributes.

(j)            Except as set forth in Section 3.14(j) of the Company Disclosure Letter, neither the Company nor or any of its Subsidiaries enjoys or has enjoyed any Tax benefit, Tax favorable regime or any Tax ruling in consideration for or subject to undertakings or obligations by which any person is still bound. The undertakings or obligations to which the benefit of such Tax benefit, Tax favorable regime or Tax ruling has been or is subject have been are fully complied with. The Transactions will not jeopardize any specific Tax regime benefiting the Company or any of its Subsidiaries.

(k)           Neither the Company nor any of its Subsidiaries has liability for Taxes of any other Person and, in particular, neither the Company nor any of its Subsidiaries is a party to, bound by or has any obligation under any Tax allocation, Tax indemnity or Tax sharing agreement.

(l)            Any transaction entered into by the Company or any of its Subsidiaries (and, in particular, with any of the Sellers or Investors) has been made on an arm’s length basis and in the interest of the Company or its Subsidiaries (as applicable).

(m)          The net book value of the assets shown in the Financial Statements corresponds to the Tax basis of the said assets by reference to which any capital gain or loss resulting from the disposal of these assets would be computed for Tax purposes.

(n)          There are no outstanding waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes against the Company or any of its Subsidiaries. The Transactions will not trigger any transfer Tax, stamp duties except for a transfer tax equal to 0.1% of the relevant purchase price to be paid upon registration of the Transactions.

3.15          Intellectual Property; IT Assets; Data Privacy.

(a)           Section 3.15(a) of the Company Disclosure Letter sets forth a true, correct, and complete list of all Company Registered IP, indicating for each item, as applicable: (i) the name of the applicant/registrant and current legal and beneficial owner(s); (ii) the jurisdiction where the application/registration is located (or, for Internet domain names, the applicable domain name registrar); (iii) the application or registration number; and (iv) the filing date, issuance/registration/grant date and expiration date.

(b)          All Company Registered IP is subsisting, valid and, other than Company Registered IP constituting applications, to the Knowledge of the Sellers, enforceable. Since the Look-Back Date, neither the Company nor any of its Subsidiaries has received any notice, and there has been no Action, challenging the validity or enforceability of, or the Company’s or any of its Subsidiaries’ rights in or to, any Company Registered IP.

(c)          To the Knowledge of the Sellers, the Company and its Subsidiaries own or have sufficient and valid rights to use and otherwise exploit all Intellectual Property Rights material to, used in or necessary for, the conduct of their respective businesses as currently conducted, all of which rights shall survive the consummation of the Transactions unchanged in any material respect.

(d)          The Company and its Subsidiaries exclusively own all right, title and interest in and to all material Company Intellectual Property, in each case, free and clear of all Liens other than Permitted Liens.

(e)          Except as has not resulted in, and is not reasonably expected to result in, material liability to the Company and its Subsidiaries, since the Look-Back Date, the conduct of the respective businesses of the Company and its Subsidiaries has not infringed, misappropriated or otherwise violated any Intellectual Property Rights of any Person. Neither the Company nor any of its Subsidiaries has received any communications, and there is no Action pending or threatened, regarding any of the foregoing.

(f)          Except as would not reasonably be expected to be material to the Company and its Subsidiaries, since the Look-Back Date, (i) to the Knowledge of the Sellers, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property and (ii) neither the Company nor any of its Subsidiaries has asserted or threatened to assert any Action regarding any of the foregoing against any Person.

(g)          Each Person, including each Employee and each current and former consultant and contractor of the Company or any of its Subsidiaries, who has created or developed, or contributed to the creation or development of, any material Intellectual Property Rights for or on behalf of the Company or any of its Subsidiaries has executed and delivered to the Company or one of its Subsidiaries, as applicable, a valid written Contract containing an irrevocable present assignment to the Company or such Subsidiary of all of such Person’s right, title and interest in any such Intellectual Property Rights.

(h)          All rights in, to and under all Intellectual Property Rights created or developed by each of the Sellers (whether individually or jointly, and whether prior to or following the formation of the Company and its Subsidiaries) that are related to the businesses of the Company or any of its Subsidiaries or otherwise in contemplation of forming such Company or any of its Subsidiaries (or any predecessor thereto) have been validly and irrevocably assigned to such Company or its applicable Subsidiary pursuant to a valid written Contract.

(i)          The Company and its Subsidiaries have taken reasonable measures to maintain and preserve to protect and preserve the confidentiality and value of all material Trade Secrets that are owned, used or held for use by the Company or any of its Subsidiaries. No such material Trade Secrets have been made available to or, to the Knowledge of the Sellers, discovered by any Person except pursuant to valid and appropriate confidentiality and non-disclosure obligations, and such obligations have not, to the Knowledge of the Sellers, been breached in any material respect.

(j)          Neither the Company nor any of its Subsidiaries has used, distributed, made available for remote interaction, incorporated or linked to any Software that is subject to any open source or similar license, in each case, in a manner that requires or would reasonably be expected to require the Company or any of its Subsidiaries to (i) disclose, distribute or make available any of their proprietary Software, (ii) refrain from charging fees or other consideration, or limit the fees or consideration that it may charge, in connection with such proprietary Software, (iii) grant any license or other right to decompile or reverse-engineer such proprietary Software or (iv) permit any Person to make derivative works of such proprietary Software.

(k)          Except as set forth in Section 3.15(k) of the Company Disclosure Letter, no Person other than the Company, its Subsidiaries or any consultants or contractors acting within the scope of their development activities for the Company or any of its Subsidiaries has accessed or possessed (or has any current or contingent right to access or possess) any proprietary Software owned by the Company or any of its Subsidiaries. None of the Company’s or its Subsidiaries’ proprietary Software is subject to any escrow agreement or other contingent obligation to disclose or provide access to any of their proprietary Software in source code format.

(l)          The IT Assets owned, used or held for use (including through cloud-based or other third party service providers) by the Company or any of its Subsidiaries (the “Company IT Assets”) are, to the Knowledge of the Sellers (i) sufficient for the current needs of the businesses of the Company and its Subsidiaries, (ii) operate and perform in accordance with their documentation and functional specifications and otherwise as required by the Company or any of its Subsidiaries in connection with their respective businesses as currently conducted (iii) since the Look-Back Date, have not experienced any material unauthorized access or use, and (iv) are free from, “back doors,” “drop dead devices,” “time bombs,” “Trojan horses,” “viruses,” “worms,” “spyware” (in each case, as such terms are commonly understood in the software industry) or any other disabling or malicious code. The Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with the industry standards.

(m)          To the Knowledge of the Sellers, the Company and its Subsidiaries own or have sufficient and valid rights to use all Company IT Assets, and all such rights shall survive unchanged the consummation of the Transactions unchanged in any material respect. The Company and its Subsidiaries exclusively own all right, title and interest in and to all owned-Company IT Assets free and clear of all Liens other than Permitted Liens.

(n)          The Company and each of its Subsidiaries have (i) complied in all material respects with the applicable Privacy Requirements, (ii) implemented appropriate policies and procedures consistent with industry standards to protect against Security Incidents and to ensure compliance with the applicable Privacy Requirements, (iii) not experienced any material Security Incidents nor been required to notify a Governmental Entity or any affected individual of any Security Incident and (iv) not received any complaint, notice or inquiry alleging noncompliance with any Privacy Requirements. The Company and its Subsidiaries obligate (pursuant to written Contracts) all third party service providers, outsourcers, or any Person who receives Personal Information from such Company or any of its Subsidiaries to comply with all Privacy Requirements, contractual and fiduciary obligations of such Company and its Subsidiaries, and all applicable Laws.

3.16          Insurance. The Sellers have made available to Buyer true and correct copies of all material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”). All Insurance Policies are with reputable insurance carriers (to the extent applicable), provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar risks, except for any such failures to maintain insurance policies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Insurance Policy is in full force and effect, subject to the Bankruptcy and Equity Exception, and all premiums due with respect to all Insurance Policies have been paid, and, to the extent applicable, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with or without notice, lapse of time or both, would constitute or result in a breach or violation of, or default under, any of the Insurance Policies or would permit or cause the termination, non-renewal or modification thereof or acceleration or creation of any right or obligation thereunder, in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.17          Customers and Suppliers.

(a)          Section 3.17(a) of the Company Disclosure Letter sets forth a complete and accurate list of the top five (5) customers of the Company and its Subsidiaries for the twelve-month period ended on the Execution Date based on revenues received from each such customer during such period (each, a “Significant Customer”), together with the revenue earned from each Significant Customer during such period.

(b)          Section 3.17(b) of the Company Disclosure Letter sets forth a complete and accurate list of the top five (5) suppliers of the Company and its Subsidiaries for the twelve-month period ended on the Execution Date based on payments made to each supplier during such period (each, a “Significant Supplier”), together with the amount paid to each Significant Supplier during such period.

(c)          Through the Execution Date, no Significant Customer, Significant Supplier or other material supplier, vendor, collaborator, distributor or licensor of the Company and its Subsidiaries has cancelled or otherwise terminated its relationship with the Company or any of its Subsidiaries or has materially altered, in a manner adverse to the Company or any of its Subsidiaries, its relationship with the Company or any of its Subsidiaries. Except as set forth in Section 3.17(c) of the Company Disclosure Letter, to the Knowledge of the Sellers, no such Significant Supplier, Significant Customer or other material supplier, vendor, collaborator, distributor or licensor has any plan or intention, and has not threatened, to terminate, cancel or otherwise materially modify its relationship with the Company or any of its Subsidiaries.

Article IV

Representations and Warranties of Buyer

Buyer hereby represents and warrants to the Sellers as of the Execution Date and as of each Closing as follows:

4.1          Organization, Good Standing and Qualification. Buyer (a) is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, (b) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clause (b) or (c) where the failure to be so qualified or in good standing or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

4.2          Authority; Approval. Buyer has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party. This Agreement has been, and each of the applicable Transaction Documents will be at each Closing, duly executed and delivered by Buyer and, when executed and delivered by Sellers and the other parties hereto and thereto, will constitute a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception.

4.3          No Violations; Certain Contracts.

(a)          The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which it is a party do not, and the consummation of the Transactions will not, conflict with, or result in any breach or violation of, or default (with or without notice, lapse of time or both) under, or give rise to any right of termination, loss of rights, adverse modification of provisions, cancellation or acceleration of any obligations under, or result in the creation of a Lien on any of the assets of Buyer under any provision of (i) the certificate of incorporation, by-laws or comparable governing documents of Buyer or (ii) any Contract binding upon Buyer, any Law to which Buyer is subject, except, in the case of clause (ii) above, for any such breach, violation, default, termination, loss, adverse modification, cancellation, acceleration or creation that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

4.4          Litigation. As of the Execution Date, there are no Actions pending or, to the Knowledge of Buyer, threatened in writing against Buyer that would, if adversely determined, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions. As of the Execution Date, Buyer is not a party to or subject to the provisions of any material Order that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

4.5          Available Funds. Buyer has cash on hand or existing credit facilities of immediately available funds sufficient to enable it to consummate the Transactions and satisfy all of its obligations under this Agreement when required to do so pursuant to the terms hereof and has furnished to the Sellers written evidence thereof.

4.6          Investment Intent. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act, any state securities Laws or any other applicable securities Laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities Laws and regulations and any other applicable securities Laws, as applicable.

4.7          No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Agreement and in the Transaction Documents, neither Party makes (and Buyer, on behalf of itself, its Subsidiaries and their respective Affiliates hereby disclaims) any other express or implied representation or warranty with respect to the Transactions or to any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Transactions (including any implied warranties that may otherwise be applicable because of the provisions of any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided in connection with the Transactions.

Article V

Covenants

5.1          Interim Operations of the Company.

(a)          Except as expressly required or permitted by this Agreement, the Company and the Sellers covenant and agree that, during the period from the Execution Date until the Initial Closing, unless Buyer shall otherwise approve in writing, and except as required by applicable Laws, the Company shall (and shall cause its Subsidiaries to), and Sellers shall cause the Company and its Subsidiaries to, conduct business in the ordinary course consistent with past practice and, to the extent consistent therewith, the Company shall (and shall cause its Subsidiaries to), and Sellers shall use commercially reasonable efforts to cause the Company and its Subsidiaries to (i) preserve their business organizations intact, (ii) maintain existing relations with customers, suppliers, distributors, creditors, lessors and employees and (iii) prepare in accordance with past practice and file all Tax Returns required to be filed by the Company on a timely basis (taking into account available extensions) and all Taxes indicated as due and payable on such Tax Returns shall be paid by the Company as and when required by Law.

(b)          Without limiting the generality of, and in furtherance of, the foregoing, from the Execution Date until the Initial Closing, except (x) as otherwise expressly required by this Agreement or (y) as Buyer may approve in writing, the Company shall not (and shall cause its Subsidiaries not to), and Sellers shall not cause the Company or any of its Subsidiaries to:

(i)          adopt any change in its Organizational Documents;

(ii)          merge or consolidate with any other Person, except for any such transactions among wholly-owned Subsidiaries of the Company, or restructure, reorganize, dissolve or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(iii)          acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of €30,000, or acquire any business or Person, by merger or consolidation, purchase of substantially all assets or equity interests or by any other manner, in each case, in any transaction or series of related transactions, other than acquisitions or other transactions pursuant to Contracts to which the Company or any of its Subsidiaries are a party that are in effect as of the Execution Date;

(iv)          other than pursuant to Contracts to which the Company or any of its Subsidiaries are a party that are in effect as of the Execution Date, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its assets or properties (tangible or intangible, including any Intellectual Property Rights), licenses, operations, rights, product lines, businesses or interests therein, including capital stock of any of the Company’s Subsidiaries; provided, that with respect to Intellectual Property Rights, the foregoing exceptions shall be limited to granting non-exclusive licenses to customers (solely to permit such customers’ use of the Company’s and its Subsidiaries’ products and services) or to third-party service providers (solely for the purpose of facilitating their provision of services to or on behalf of the Company and its Subsidiaries), in each case, in the ordinary course of business consistent with past practice;

(v)          issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock;

(vi)          reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(vii)          declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly-owned Subsidiary to the Company or to any other direct or indirect wholly-owned Subsidiary of the Company) or enter into any agreement with respect to the voting of its capital stock;

(viii)          create or incur any Lien material to the Company or any of its Subsidiaries other than Permitted Liens incurred in the ordinary course of business consistent with past practice;

(ix)          make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly-owned Subsidiary of the Company);

(x)          incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for (A) indebtedness incurred under any credit facilities in effect as of the Execution Date or indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice, not to exceed €30,000 in the aggregate, and (B) indebtedness in replacement of existing indebtedness for borrowed money on terms substantially consistent with or more beneficial to the Company and its Subsidiaries than the indebtedness being replaced;

(xi)          other than in the ordinary course of business consistent with past practice, make or authorize any capital expenditures in excess of €50,000 in the aggregate;

(xii)          other than in the ordinary course of business consistent with past practice, enter into any Contract that would have been a Material Contract had it been entered into prior to the Execution Date;

(xiii)          amend, modify, fail to renew or terminate any Material Contract, having in each case a value in excess of €30,000;

(xiv)          amend, modify, cancel, or waive any material debts or claims held by it or waive any material rights;

(xv)          make any changes with respect to its accounting policies or procedures, except as required by changes in Law;

(xvi)          settle any Action for an amount in excess of €30,000 (including with an Employee) or settle any other obligation or liability of the Company or any of its Subsidiaries in excess of such amount or on a basis that would result in the imposition of any Order that would restrict the future activity or conduct of the Company or any of its Subsidiaries or a finding or admission of a violation of Law or violation of the rights of any Person;

(xvii)          make, change or revoke any Tax election, changes any annual Tax period, changes any Tax methods, principles, policies or practices used by the Company or any of its Subsidiaries, settle or compromise any claim, assessment or dispute with respect to an amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any Taxes, enter into any closing agreement with respect to any amount of Tax or surrender any right to claim any amount of Tax refund;

(xviii)          Other than by effect of the labor Law: (A) increase in any manner the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any Employee, (B) become a party to, establish, adopt, amend, commence participation in or terminate any Benefit Plan or any arrangement that would have been a Benefit Plan had it been entered into prior to this Agreement, (C) grant any new awards, or amend or modify the terms of any outstanding awards, under any Benefit Plan, (D) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, (E) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan that is required by applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, (F) forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business) to any Employee, (G) hire any employee or engage any independent contractor (who is a natural person) with an annual salary or wage rate or consulting fees in excess of €50,000, (H) alter an Employee’s employment contract or (I) terminate the employment of any employee;

(xix)          become voluntarily a party to, establish, adopt voluntarily or enter into voluntarily any collective bargaining or other labor union Contract;

(xx)          fail to pay or satisfy when due any material account payable or other material liability, other than any such liability that is being contested in good faith by the Company or any of its Subsidiaries;

(xxi)          fail to keep current and in full force and effect, or to apply for or renew, any material permit, approval, authorization, consent, license, registration or certificate issued by any Governmental Entity;

(xxii)        subject the Company or any of its Subsidiaries to any bankruptcy, receivership, insolvency or similar proceeding;

(xxiii)        take any actions or omit to take any actions that would, individually or in the aggregate, reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied; or

(xxiv)       agree, authorize or commit to do any of the foregoing.

(c)            During the period from the Execution Date until the earlier of the Fourth Closing or the termination of this Agreement in accordance with its terms, each Seller, severally and not jointly and only with respect to itself, hereby represents and warrants to Buyer that it shall not:

(i)            sell, convey, transfer, pledge or otherwise encumber or dispose of any of the Shares held by such Seller or any interest therein, except pursuant to this Agreement;

(ii)            deposit any Shares held by such Seller into a voting trust or enter into a voting agreement or arrangement with respect to any such Shares or grant any proxy with respect thereto; or

(iii)           agree, authorize or commit to do any of the foregoing.

5.2           Cooperation and Efforts to Consummate Transactions; Status Updates.

(a)           Cooperation and Efforts. Upon the terms and subject to the conditions set forth in this Agreement, the Sellers and Buyer shall cooperate with each other and use (and shall cause their respective controlled Affiliates to use) their respective best efforts to take or cause to be taken all actions reasonably necessary or advisable on their part under this Agreement to consummate the Transactions as promptly as reasonably practicable and not to take any action after the Execution Date that would reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

(b)          Status Updates. Subject to applicable Laws and as required by any Governmental Entity, the Sellers and Buyer shall each keep the other apprised of the status of matters relating to the consummation of the Transactions, including promptly furnishing the other with copies of material or substantive notices or other communications (or where no such copies are available, a reasonably detailed written description thereof) received by Buyer or the Sellers (as such notices or communications relate to the Company or any of its Subsidiaries) from any third party and/or any Governmental Entity with respect to the Transactions. The Sellers shall give prompt notice to Buyer of any change, occurrence, fact or condition with respect to which Buyer may terminate this Agreement pursuant to Section 7.1.

5.3          Third-Party Consents.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, the Sellers shall use their respective best efforts to cause the Company and its Subsidiaries to obtain any consents required under any Contracts from third parties in connection with the consummation of the Transactions at or prior to each Closing. In connection therewith, neither the Company nor any of its Affiliates shall (a) make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or concede anything of monetary or economic value, (b) amend, supplement or otherwise modify any such Contract or (c) agree or commit to do any of the foregoing, in each case, for the purposes of giving, obtaining and/or effecting any third-party consents without the prior consent of Sellers. The Parties shall each, upon request, furnish the other Party with all information concerning itself and its Representatives and such other matters as may be reasonably necessary, proper or advisable in connection with any statement, filing, notice or application made by or on behalf of the Parties to any third party in connection with obtaining any third-party consents (including, in the case of Buyer, such evidence as to financial capability, resources, and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought hereunder).

(b)          Notwithstanding anything to the contrary contained herein, in no event shall Buyer be required to make any payments, incur any liability, commence any litigation or make any concessions to obtain any consents of third parties contemplated by this Section 5.3, and the failure to receive any such consents shall not be taken into account with respect to whether any conditions to any Closing set forth in Article VI shall have been satisfied (but the accuracy of this Section 5.3(b) will be so taken into account) and no representation, warranty, covenant or agreement of the Company set forth in this Agreement shall be breached or deemed breached; provided, however, that Buyer can compel the Company to take any of the actions referred to in this Section 5.3(b) if such actions are only effective after the applicable Closing.

5.4          Access. Sellers shall cause the Company and its Subsidiaries to give Buyer’s officers and other authorized representatives a full access, during normal business hours throughout the period prior to the Initial Closing, to its employees, properties, books, contracts and records and, during such period, the Sellers shall cause the Company and its Subsidiaries to, furnish promptly to Buyer all information concerning its business, properties and personnel as Buyer may request; provided, that no investigation pursuant to this Section 5.4 shall affect or be deemed to modify any Seller Representation; provided, further, that the foregoing shall require the Sellers to disclose any privileged information of the Company or any of its Subsidiaries. All such information shall be governed by the terms of the Confidentiality Agreement.

5.5          Publicity. Neither the Sellers nor Buyer shall make any disclosure to third parties regarding the Transactions without the prior written consent of the other Party, provided that the foregoing shall not prevent presentations to investors or partners who are subject to standard confidentiality agreements.

5.6          Confidentiality.

(a)          The terms of the Mutual Non-Disclosure Agreement, dated as of June 14, 2024 (the “Confidentiality Agreement”), between the Company and Buyer, are hereby incorporated by reference, mutatis mutandis, and, notwithstanding anything contained in the Confidentiality Agreement to the contrary, shall continue in full force and effect until the Fourth Closing, at which time such Confidentiality Agreement shall terminate. Notwithstanding the termination of the Confidentiality Agreement at the Fourth Closing, Buyer shall, and shall cause its Affiliates and their respective Representatives to, keep confidential any information concerning Sellers furnished in connection with the Transactions.

(b)          From and following the Initial Closing, each Seller, severally and not jointly, hereby agrees with Buyer that such Seller will not, and that such Seller will cause its Affiliates, stockholders, partners, members, directors, officers, agents and representatives not to, directly or indirectly, without the prior written consent of Buyer, disclose or use any Confidential Information; provided, however, that the information subject to the foregoing provision of this sentence will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof) or that was independently developed by the Sellers without use or reference to Confidential Information or was in their rightful possession before the disclosure of the applicable Confidential Information to them; provided, further, that the provisions of this Section 5.6 will not prohibit any retention of copies of records or disclosure (a) required by applicable Law so long as, to the extent practicable, reasonable prior notice is given of such disclosure and a reasonable opportunity is afforded to contest the same or (b) made in connection with the enforcement of any right or remedy relating to this Agreement. Each of the Sellers, severally and not jointly, agrees that such Seller will be responsible for any breach or violation of the provisions of this Section 5.6 by any of such Seller’s Affiliates, stockholders, partners, members, directors, officers, agents or representatives.

5.7          Seller Release. Effective as of the Initial Closing and subject to payment by Buyer of any amounts due to Sellers under this Agreement, each Seller, severally and not jointly, on behalf of itself and its successors, assigns, representatives, administrators, executors, beneficiaries, agents (collectively, the “Seller Releasing Parties”) and their Affiliates, hereby unconditionally and irrevocably waives, releases, remises and forever discharges any and all rights, claims and Losses of any type that it or any of its Affiliates has had, now has or might now or hereafter have against Buyer and the Company, and each of their respective individual, joint or mutual, past, present and future representatives, Affiliates, stockholders, Subsidiaries, successors and assigns (each, a “Releasee”) in respect of, relating to or arising in connection with the Company or its Subsidiaries contemporaneously with or prior to the Initial Closing Date, except (a) for rights, claims and Losses arising from and after the date hereof directly pursuant to the express terms of this Agreement and (b) in the case of the Sellers who are or were directors, officers or employees of the Company or any of its Subsidiaries, for rights under indemnification provisions of the Organizational Documents of the Company or such Subsidiary, as applicable, and rights under any employment, stock option, bonus or other employment or compensation agreements or plans. Each Seller, for itself and its Affiliates, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced or voluntarily aiding, any proceeding of any kind against any Releasee, based upon any matter purported to be released hereby, including, without any limitation, any Actions, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort or otherwise) which the Seller Releasing Parties may have against each of the Releasees, now or in the future, in each case in respect of any cause, matter or thing relating to the Company or its Subsidiaries or any actions taken or failed to be taken by any of the Releasees in any capacity related to Company or its Subsidiaries occurring or arising prior to the Initial Closing Date. The Parties acknowledge that this Section 5.7 is not an admission of liability or of the accuracy of any alleged fact or claim. The Parties expressly agree that this Section 5.7 shall not be construed as an admission in any proceeding as evidence of or an admission by any party of any violation or wrongdoing.

5.8          Tax Matters. The Buyer shall bear the stamp duty and transfer taxes arising as a result of the sale of the Shares (“Transfer Taxes”). The Buyer shall send to each Seller a copy of the stamped deeds within ten days of their registration. For the avoidance of doubt, the Sellers shall bear any capital gain Taxes or any other income taxes (excluding any Transfer Taxes) incurred in relation to or triggered by the transactions contemplated herein.

5.9          Further Assurances. The Parties shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the Transactions.

Article VI

Conditions

6.1          Conditions to Each Party’s Obligation to Consummate the Transactions. The obligation of each Party to consummate the Transactions is subject to the satisfaction or waiver in writing by Buyer and the Sellers, at or prior to each Closing of each of the following conditions:

(a)          Regulatory Consents. All material consents, waivers, approvals and authorizations requested or required by any Governmental Entity or by applicable Law shall have been obtained which shall include (i) the confirmation from the French Ministère de l’Economie, des Finances et de la Souveraineté Industrielle et Numérique that the Company’s business activities do not require screening in accordance with Article R. 151-4 of the French Code monétaire et financier and (ii) in the event that such confirmation is not obtained, approval of the transaction from the same authority in accordance with Articles L. 151-3 and R. 151-1 et seq. of the French Code monétaire et financier.

(b)          Orders and Litigation. No court, arbitrator, mediator or other Governmental Entity of competent jurisdiction shall have enacted, enforced, entered, issued or promulgated any Order or Law (whether temporary, preliminary or permanent) that is in effect and has the effect of (i) making the Transactions illegal or otherwise restraining or prohibiting consummation of the Transactions or (ii) causing the Transactions to be rescinded following their consummation, and no Action brought by any Governmental Entity or any other Person (provided that such Person is not a Party or an Affiliate of a Party) challenging or seeking to restrain or prohibit the consummation of the Transactions shall be pending or threatened.

(c)          Other Agreements. At the Initial Closing only, the due execution and delivery concurrently herewith of (i) that certain Amended and Restated Shareholders’ Agreement, by and among Buyer, the Sellers and the Company, and (ii) the Investor SPA.

(d)          Investor SPA Closing. At the Initial Closing only, the occurrence of the Closing (as defined under the Investor SPA) under the Investor SPA in accordance with the terms thereof.

6.2          Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Transactions is also subject to the satisfaction or waiver in writing by Buyer at or prior to each Closing of the following conditions:

(a)          Representations and Warranties of Sellers.

(i)          The Seller Fundamental Representations shall be true and correct in all respects as of the Execution Date and as of the applicable Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(ii)          The other representations and warranties of Sellers set forth in Article II and Article III shall be true and correct (without giving effect to any materiality qualifiers, including “Material Adverse Effect”, contained therein) as of the Execution Date and as of the applicable Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)          Performance of Obligations of Sellers. Sellers shall have performed and complied in all material respects with all covenants required to be performed by it under this Agreement on or prior to the applicable Closing Date.

(c)          Receipt of Approvals; Deliverables; No Post-Closing Restraints. All Company Approvals shall have been obtained or made. Buyer shall have received all items required to be delivered to Buyer pursuant to Article I at or prior to the applicable Closing. There shall not be threatened, instituted or pending any statute, rule, regulation, injunction, suit, action or proceeding in which a Governmental Entity of competent jurisdiction or any other competent adjudicating body, including, without limitation, any arbitral tribunal, is seeking (i) an Order or (ii) to (A) prohibit, limit, restrain or impair Buyer’s ability to own or operate or to retain or change all or a portion of the assets, licenses, operations, rights, product lines, businesses or interest therein with respect to the Company from and after the applicable Closing or (B) prohibit or limit Buyer’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the Shares, and no Governmental Entity of competent jurisdiction or any other competent adjudicating body shall have enacted, issued, promulgated, enforced or entered any Law deemed applicable to the Transaction resulting in, or that would, individually or in the aggregate, reasonably be expected to result in any of the foregoing.

(d)          No Material Adverse Effect. At the Initial Closing only, since the Execution Date, there shall not have occurred any change, effect, event, occurrence, circumstances or development that has had, individually or in the aggregate, a Material Adverse Effect.

(e)          Consents Under Agreements. The Sellers shall have obtained the consent or approval of each Person whose consent or approval shall be required under any Contracts to which the Company or any Seller is a party.

6.3          Conditions to Obligations of the Sellers. The obligation of the Sellers to consummate the Transactions is also subject to the satisfaction or waiver in writing by the Company at or prior to each Closing of the following conditions:

(a)          Representations and Warranties.

(i)          The representations and warranties of Buyer set forth in Section 4.1 (Organization, Good Standing and Qualification) and Section 4.2 (Authority; Approval) shall be true and correct in all material respects as of the Execution Date and as of the applicable Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(ii)          The other representations and warranties of Buyer contained in Article IV shall be true and correct (without giving effect to any materiality qualifiers, including “Material Adverse Effect”, contained therein) as of the Execution Date and as of the applicable Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representation and warranty to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Buyer to consummate the Transactions.

(b)          Performance of Obligations of Buyer. Buyer shall have performed and complied with each of the covenants required to be performed by it under this Agreement on or prior to the applicable Closing Date in all material respects.

Article VII

Termination

7.1          Termination. Notwithstanding anything to the contrary set forth herein, this Agreement may be terminated at any time prior to the Closing:

(a)          by mutual agreement of all Parties;

(b)          by any Party by giving written notice of such termination to the other Parties, if any consent, waiver, approval or authorization required by Section 6.1(a) (and which has not been waived by the Parties) has been denied by the competent Governmental Entity and such denial has become final and non-appealable; provided, that at the time of such termination the terminating Party is not in material breach of any of its representations, warranties, covenants or agreements contained herein;

(c)          by Buyer by giving written notice to Sellers, if a Seller has breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, or any of its representations and warranties shall have become untrue after the Execution Date, which breach or failure to perform or be true (i) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.2, respectively and (ii) is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by Buyer; provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 7.1(c) if Buyer is then in material breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 6.1 or Section 6.3; or

(d)          by any Seller by giving written notice to Buyer, if Buyer has breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, or any of its representations and warranties shall have become untrue after the Execution Date, which breach or failure to perform or be true (i) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.3, respectively and (ii) is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by the relevant Seller; provided, that such Seller shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if it is then in material breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 6.1 or Section 6.2.

7.2          Effect of Termination and Abandonment. In the event of termination of this Agreement pursuant to this Article VII, this Agreement shall become no longer valid and of no future effect with no liability to any Person on the part of any Party (or of any of its representatives or Affiliates); provided, however, that (a) no such termination shall relieve any Party of any liability or damages to the other Party resulting from any knowing and intentional material breach of this Agreement and (b) the provisions set forth in this Section 7.2, Article IX and the Confidentiality Agreement shall survive the termination of this Agreement.

7.3          Waiver. Excluding for defaults on payments, each Party irrevocably waives (i) any right to terminate unilaterally this Agreement under any provision of the French Code civil (including Articles 1212 and 1226, to the extent applicable) and (ii) any right it may have under Articles 1186 and 1187 of the French Code civil to claim that this Agreement has lapsed as a result of any other contract having terminated, lapsed or being ineffective for any reason whatsoever.

Article VIII

Indemnification

8.1          Survival.

(a)          Each representation, warranty, covenant and other obligation contained in this Agreement shall survive the Initial Closing, but only until the applicable survival date specified in this Section 8.1(a), whereupon it shall terminate; provided that if a claim with respect thereto shall be made prior to such survival date in compliance with Section 8.3, then such survival date shall be extended, and such provision shall survive, but only with respect to such claim and only until the Final Determination thereof, whereupon such provision shall terminate.

(i)          The survival date applicable to all representations and warranties contained in this Agreement shall be the 12-month anniversary of the later of (A) the Fourth Closing Date and (B) the date this Agreement is terminated in accordance with the provisions of Section 7.1.

(ii)          The survival date applicable to the covenants and agreements contained in this Agreement shall be (i) with respect to covenants and agreements that require performance in full prior to a Closing, the applicable Closing Date, and (ii) with respect to covenants and agreements that by their terms are required to be performed, in whole or in part, after a Closing, the date on which such covenants and agreements have been fully performed or otherwise satisfied in accordance herewith.

(b)          No provision of this Article VIII shall apply to or limit any claim that a Party committed criminal or civil fraud under applicable Law (ruled as such by a court of competent jurisdiction) in making any representation or warranty, which may be brought at any time until lapse of the applicable statute of limitations provided by applicable Law.

8.2          Indemnification by Sellers.

(a)          Following the Initial Closing until the applicable survival dates provided in Section 8.1(a), each Seller (each, an “Indemnifying Party”) shall, severally and not jointly, indemnify, defend, and hold harmless and reimburse Buyer and its respective successors and permitted assigns, in their capacity as such (collectively, the “Indemnified Parties”), for, from and against all Losses imposed on, incurred or suffered by or asserted against any Indemnified Party in connection with or arising out of:

(i)          the failure of any Seller Representation made by such Seller to be true and accurate as of any Closing (or, in the case of any representation and warranty that expressly speaks as of a different date, such date) it being understood that for purposes of this Section 8.2(a)(i) any qualifications relating to materiality (such as the terms “material” and “Material Adverse Effect”) or relating to Knowledge contained in such Seller Representation shall be disregarded for purposes of determining whether such Seller Representation was not true and accurate or the quantity of such Losses; or

(ii)          the failure of such Seller to fully perform any covenant or obligation of such Seller contained in this Agreement.

(b)          The total sole and exclusive source of recovery for indemnification of all Losses imposed on, incurred or suffered by or asserted against any Indemnified Party in connection with this Agreement shall be (i) for all claims other than claims of criminal or civil fraud by any of the Sellers, the offset and deduction of any amounts payable to Sellers pursuant to Sections 1.2, 1.3 and 1.4, in the limit of a total amount of €325,000 per Seller, and (ii) for claims of Losses resulting from criminal or civil fraud (ruled as such by a court of competent jurisdiction) by any of the Sellers, either, at the Indemnified Party’s option, (A) from the Sellers the amounts of such Losses or (B) the offset and deduction of any amounts payable to Sellers pursuant to Sections 1.2, 1.3 and 1.4.

8.3          Claim Procedures.

(a)          In order for an Indemnified Party to duly make a valid claim with respect to any of the occurrences specified in Section 8.2, the Indemnified Party must promptly, but in no event more than ten (10) Business Days following the first date on which such Indemnified Party has Knowledge of facts, matters or circumstances from which it is apparent that such an occurrence is likely to have occurred (it being specified that any failure by the Buyer to give such Claim Notice shall not relieve the Sellers of their indemnification obligations, except and only to the extent that the Sellers forfeits rights or defenses by reason of such failure or is otherwise actually and materially prejudiced thereby) provide written notice to the Indemnifying Party, which notice shall set forth a description in detail of the occurrence(s) specified in Section 8.2 which the Indemnified Party alleges to have occurred, a description of the facts and circumstances giving rise to such occurrences, the estimated amount of Losses imposed, incurred, suffered or asserted in connection therewith or arising therefrom (to the extent then ascertainable), and a description of any other remedy sought in connection therewith, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”). The Indemnified Party will cooperate with and provide to the Indemnifying Party such information under the Indemnified Party’s control as the Indemnifying Party may request for the purposes of determining the validity of the allegations made in the Claim Notice and shall keep the Indemnifying Party fully and promptly informed of factual and procedural developments (including additional information which may come under the Indemnified Party’s control) in connection therewith. The Indemnifying Party and the Indemnified Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law) to third parties and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work product privileges.

(b)          In the event the Claim Notice results from any Action asserted or threatened against, the Indemnified Party by a third party (a “Third Party Claim”):

(i)          The Indemnified Party shall provide the Claim Notice to the Indemnifying Party not later than the tenth Business Day following the Indemnified Party’s receipt of the Third Party Claim; provided that the failure to timely provide a Claim Notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim.

(ii)          The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate investigation and defense of all Third Party Claims, including by providing full access to each other’s relevant business records, documents and employees, for purposes of investigation, document production, testimony and otherwise. The Indemnified Party and the Indemnifying Party shall keep each other fully and promptly informed with respect to the status of all Third Party Claims and shall deliver to each other copies of all material written notices and documents (including court papers) received by the other that relate to any Third Party Claims. The Indemnified Party shall in good faith allow the Indemnifying Party to make comments to the materials filed or submitted in such defense, and shall consider such comments in good faith. In case of disagreement, the position of the Indemnified Party shall prevail.

(iii)          All reasonable and documented out-of-pocket legal fees (in France), costs and expenses actually incurred or suffered by the Indemnifying Party in connection with investigating and defending, and cooperating in the investigation and defense of, the Third Party Claim shall be directly borne by such Party. All reasonable and documented out-of-pocket legal fees, costs and expenses actually incurred or suffered by the Indemnified Party shall in connection with investigating and defending, and cooperating in the investigation and defense of, the Third Party Claim (“Third Party Claim Expenses”) shall constitute a Loss.

8.4          Payments.

(a)          Subject to Section 8.2(b), the Indemnifying Party shall pay to the Indemnified Party the amount of any Loss for which it is liable hereunder, in immediately available funds, to an account specified by the Indemnified Party no later than sixty (60) days following any Final Determination of the claims set forth in the related Claim Notice.

(b)          Subject to Section 8.2(b) and notwithstanding the above, the Indemnifying Party shall pay to the Indemnified Party the amount of Taxes, qualifying as a Loss, no later than sixty (60) days before such amount of Taxes would be due pursuant to the relevant Tax collection notice issued by the relevant Tax Authority.

(c)          All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 8.2 shall be treated as adjustments to the consideration paid pursuant to the Transactions for all accounting and Tax purposes.

Article IX

Miscellaneous and General

9.1          Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all Parties, or in the case of a waiver, by the Party granting the waiver or, in the case of a waiver granted by or on behalf of any Seller, by such Seller. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law except as provided in Article VIII. The Parties expressly exclude the application of the provisions of Article 1223 of the French Code civil.

9.2          Expenses. Except as otherwise provided in this Agreement, all costs and expenses (including fees and expenses of counsel and financial advisors, if any) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

9.3          Negotiation in Good Faith. The Parties acknowledge that the provisions of the Agreement have been negotiated and entered into in good faith and that no Party has omitted to disclose to the other Party a material piece of information that may have determined its consent (within the meaning of Article 1112-1 of the French Code civil).

9.4          No Hardship. Except with respect to the Closing Condition relating to the occurrence of a Material Adverse Effect, each Party expressly accepts to bear all future liabilities and risks (including unforeseeable as of the date hereof) resulting from the terms and conditions of this Agreement and accordingly irrevocably waives any right it may have under Article 1195 of the French Code civil.

9.5          Force Majeure. Except with respect to the Closing Condition relating to the occurrence of a Material Adverse Effect, each Party expressly and irrevocably waives any right to prevail itself from any force majeure event in accordance with Articles 1218, 1231-1 and 1351 of the French Code civil, and accordingly no suspension, termination, lapse or variation of this Agreement (or of any agreement or document entered into in connection with this Agreement) shall be permitted on the grounds of such provisions of the French Code civil.

9.6          Specific Performance. Each Party agrees that the other Parties shall be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to compel specific performance of, or restrain such other Party from violating, any of the provisions of this Agreement. Each Party further acknowledges that, in the event it does not comply with its obligations herein, such provisions may be enforced pursuant to the provisions of Articles 1221 and 1222 of the French Code civil and that such enforcement would not be clearly disproportionate (manifestement disproportionnée).

9.7          Governing Law – Disputes. This Agreement and any non-contractual obligations arising out of or in connection with this Agreement are governed by and shall be construed in accordance with the Laws of France. All disputes arising out of or in connection with this Agreement (including without limitation with respect to its signature, validity, performance, interpretation, termination and post-termination obligations hereof and any non-contractual obligation arising out of or in connection with this Agreement) shall be submitted to the exclusive jurisdiction of the Commercial Court of Paris.

9.8          Notices. All notices and other communications to be given or made hereunder shall be in writing and shall be deemed to have been duly given or made on the date of delivery to the recipient thereof if received prior to 5:00 p.m. in the place of delivery and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by an internationally recognized overnight courier to the Person or entity for whom it is intended, (b) delivered by registered or certified mail, return receipt requested, or (c) sent by email, as provided in this Section 9.8; provided that the email is confirmed orally or in writing by the recipient thereof (excluding out-of-office replies or other automatically generated responses):

To Buyer:

RED Tech US, LLC
5701 S. Santa Fe Dr.
Littleton, Colorado 80120
Attention: Jason Kiser
[***]

With a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: Mario Schollmeyer
[***]

To a Seller:

To the address set forth next to such Seller’s signature.

With a copy to:

Emmanuel JEZ

Avocat au Barreau de Paris

SAJET Avocats

5, rue Denis Poisson

75017 PARIS

[***]

[***]

or to such other Person or addressees as may be designated in writing by the Party to receive such notice as provided above; provided, however, that copies shall be provided to outside counsel for convenience only, such copies shall not, in and of themselves, constitute notice and the failure to provide any such copy shall not alter the effectiveness of any notice or other communication otherwise duly made or given.

9.9          Entire Agreement. This Agreement (including any exhibits or schedules hereto), the Transaction Documents (including the Employment Agreements) and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof.

9.10          No Third-Party Beneficiaries. Except as provided in Section 5.7 (Seller Release) only, there shall be no third-party beneficiaries of this Agreement, any Transaction Document or any exhibit, annex or schedule hereto or thereto, and none of them shall confer on any Person other than the parties hereto and thereto any claim, cause of action, right or remedy.

9.11          Obligations of Buyer. Whenever this Agreement requires a Subsidiary of Buyer to take any action, such requirement shall be deemed to include an undertaking on the part of Buyer to cause such Subsidiary to take such action.

9.12          Assistance by Counsel. The Parties acknowledge that each Party to this Agreement has been assisted by counsel in connection with this Agreement and the Transaction, and that such counsel has been involved in the drafting of this Agreement. Accordingly:

(a)          any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived;

(b)          no counsel shall be considered to be the sole draftsman (rédacteur unique) of the Agreement on behalf of all Parties; and

(c)          the Agreement shall not be considered as a “contrat d’adhésion” within the meaning of Article 1110 of the French Code civil.

9.13          Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof to the fullest extent permitted by applicable Laws. If any provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority of competent jurisdiction to be invalid, void or unenforceable, or the application of such provision, covenant or restriction to any Person or any circumstance, is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision, covenant or restriction to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

9.14          Interpretation; Construction.

(a)          The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Annex, Exhibit, Section or Schedule, such reference shall be to an Annex, Exhibit, Section or Schedule to this Agreement unless otherwise indicated.

(b)          If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). The terms defined in the singular have a comparable meaning when used in the plural and vice versa. The rule known as the ejusdem generis rule shall not apply, and accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning given to them as set forth in this Agreement. References to “written” or “in writing” include documents in electronic form or transmission by email. A reference to any Person includes such Person’s successors and permitted assigns.

(c)          Except as otherwise specifically provided herein, all references in this Agreement to any Law include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith; provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any Law shall be deemed to refer to such Law as amended as of such date. Any agreement or instrument referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and all attachments thereto and instruments incorporated therein.

(d)          Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(e)          The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the fullest extent permitted by applicable Law, each Party hereby expressly waives the provisions of Articles 1190 and 1602 of the French Code civil.

(f)          Nothing in this Agreement shall be construed to permit the transfer of any Shares held by the Sellers for any consideration other than cash.

(g)          For the purposes of the calculation of any time period for the giving of any notice or the taking of any action required under this Agreement, Articles 640 to 642 of the French Code de procédure civile shall apply; provided that the references therein to a “jour férié ou chômé” or “jour ouvrable” shall be interpreted by reference to the definition of “Business Day” in this Agreement.

(h)          The Parties affirm, under the penalties laid down by Article 1837 of the French General Tax Code (Code Général des Impôts), that this Agreement expresses the full amount of the agreed price or balance.

9.15          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Party. Any purported assignment in violation of this Agreement is void.

9.16          Fulfillment of Obligations. Any obligation of any Party to any other Party under this Agreement, or any Party under any of the Transaction Documents, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

9.17          Electronic Signature. The Parties hereby agree that, as a matter of evidence agreement (convention de preuve), this Agreement is signed electronically in accordance with the European and French regulations in force, in particular Regulation (EU) No. 910/2014 of the European Parliament and of the Council dated July 23, 2014 and Articles 1367 et seq. of the French Code civil. For this purpose, the Parties agree to use the online platform DocuSign (www.docusign.com). Each of the Parties decides (i) that the electronic signature which it attaches to this Agreement has the same legal value as its handwritten signature and (ii) that the technical means implemented in the context of this signature confer a definite date (date certaine) to this Agreement. Each of the Parties acknowledges and accepts that the signature process used by the parties to electronically sign this Agreement enables each of them to have a copy of this document on a durable medium or to have access to it, in accordance with Article 1375 paragraph 4 of the French Code civil.

[Signature Page Follows]

RED TECHNOLOGIES SAS

	By:	/s/ Pierre-Jean Muller
		Name:	Pierre-Jean Muller
		Title:	President

Michael ABITBOL	Michael Abitbol, individually
105, quai Jacques Chirac
75015 Paris (France)
/s/ Michael ABITBOL

Pierre-Jean MULLER	Pierre-Jean Muller, individually
73, rue Elias Howe
94100 Saint-Maur des Fossés (France)
/s/ Pierre-Jean MULLER

RED TECH US, LLC

	By:	/s/ Kyle Jason Kiser
		Name:	Kyle Jason Kiser
		Title:	Officer

Solely for purposes of Section 1.10: CONX CORP.

By:	/s/ Kyle Jason Kiser
	Name:	Kyle Jason Kiser
	Title:	Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

EXHIBIT A

DEFINITIONS

As used in this Agreement, the following terms have the meanings specified in this Exhibit A.

“Accelerated Price Per Share” has the meaning set forth in Section 1.7.

“Action” means any civil, criminal or administrative action, suit, demand, claim, complaint, litigation, investigation, audit, formal proceeding, arbitration, hearing or other similar dispute.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) has the meaning set out in Article L. 233-3, I and II of the French Code de commerce, it being specified that, for the avoidance of doubt, the managing company or general partner of an investment fund shall be deemed to have control over such investment fund. For the avoidance of doubt, (i) prior to the Investor Closing Date, the Company and its Subsidiaries shall not be “Affiliates” of Buyer and (ii) following the Fourth Closing, the Company and its Subsidiaries shall not be “Affiliates” of any Seller.

“Agreement” has the meaning set forth in the Preamble.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 2.2.

“Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, that is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the Company or any of its Subsidiaries. Benefit Plans include, but are not limited to, employee benefit plans, employment, non-compete and/or non-solicit, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.

“Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City or Paris, France.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Fundamental Representations” means the representations and warranties listed in Section 6.3(a)(i).

“Buyer Representations” means the Buyer Fundamental Representations and the Non-Fundamental Buyer Representations.

“Cause” means with respect to a Seller (i) willful and material misconduct in respect of his performance of his duties as a corporate officer to the Company that results in demonstrable material injury to the Company or any Subsidiary;; (ii) intentional misappropriation of the assets or business opportunities of the Company or any Subsidiary that results in demonstrable material injury to the Company or any Subsidiary; (iii) intentional disclosure or intentional misuse of confidential information of the Company or any Subsidiary that results in demonstrable material injury to the Company or any Subsidiary; (iv) acts of embezzlement or criminal or civil fraud committed by him, at his direction, or with his prior personal knowledge; (v) conviction by a court of competent jurisdiction of, or pleading “guilty” or “no contest” to charges of a criminal nature that has a demonstrable material adverse impact on the Company or any Subsidiary; (vi) regular use of alcohol or illegal drugs in a manner which materially interferes with the performance of his obligations under his Employment Agreement with the Company; (viii) breach of any material provisions of the Employment Agreement with the Company, confirmed by a competent labour court; or (ix) material breach of any of the Company’s written code of conduct, code of ethics or any other material written policy and which results in demonstrable material injury to the Company or any Subsidiary.

[***].

“Change of Control” means the Company is a party to a transaction in which it is entirely or partly sold to another entity (other than Buyer or any of its Affiliates), merged, consolidated, reorganized into or with, or its assets are transferred or sold to another entity (other than Buyer or any of its Affiliates), after which the holders of voting securities of the Company immediately prior to such transaction, including voting securities issuable upon exercise or conversion of vested options, warrants or other securities or rights, hold (directly or indirectly) less than a majority of the combined voting power of the then-outstanding securities of the surviving entity.

“Claim Notice” has the meaning set forth in Section 8.3(a).

“Closing” has the meaning set forth in Section 1.1(b).

“Closing Date” has the meaning set forth in Section 1.1(b).

“Common Stock” has the meaning set forth in the Recitals.

“company” includes any company, corporation or body corporate (including a limited liability company), wherever incorporated.

“Company” has the meaning set forth in the Preamble.

“Company Intellectual Property” means any and all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Company IT Assets” has the meaning set forth in Section 3.15(l).

“Company Registered IP” means all Intellectual Property Rights included in the Company Intellectual Property that are issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

“Confidential Information” means any information relating to the business, financial or other affairs (including future plans and targets) of the Company or any of its Subsidiaries; provided, however, that “Confidential Information” will not include any information that as shown by written evidence (i) is or becomes (other than as a result of disclosure by such Seller in violation of this Agreement) generally available to, or known by, the public, (ii) is independently developed by a Seller without use of or reference to information that would be “Confidential Information” but for the exclusions set forth in this proviso or (iii) is received by such Seller from a third party not known by such Seller after reasonable inquiry to be bound by a duty of confidentiality to the Company with respect to such information.

“Confidentiality Agreement” has the meaning set forth in Section 5.6(a).

“Contract” means any agreement, undertaking, lease, license, contract, note, mortgage, indenture, arrangement or other obligation.

“Dataroom" means the virtual storage space (accessible at https://nextcloud.dat5g.com/login?redirect_url=/apps/files/files) in which the Sellers make available to the Buyer relevant documents relating to the contracts, financial statements, tax, employment, and accounting situation of the Company.

“Disability” means, as a result of incapacity due to physical or mental illness, the Seller is unable to perform the essential functions of his duties under his Employment Agreement with the Company for 180 consecutive days.

“Employee” means any current or former employee (whether full- or part-time), director or officer (who is a natural person) of the Company or any of its Subsidiaries.

“Employment Condition” means, with respect to each Seller, that such Seller is [***].

“Execution Date” has the meaning set forth in the Preamble.

“Final Determination” means, with respect to a dispute, an occurrence where (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable Order or judgment with respect to a claim, or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

“Fourth Closing Cash Consideration” means an amount equal to (a) €2.800.000,00 multiplied by (b) the Fourth Closing Multiplier.

“Fourth Closing Multiplier” means [***].

“Fourth Closing Per Share Price” means, with respect to each Seller:

(a) if the Employment Condition is satisfied for such Seller at the Fourth Closing Date, the greater of (i) the quotient of (A) the Fourth Closing Cash Consideration, divided by (B) the Total Fourth Share Number and (ii) the Initial Closing Per Share Price; and

(b) if the Employment Condition is not satisfied for such Seller at the Fourth Closing Date, the Initial Closing Per Share Price.

“French GAAP” means the French general account rules set out in the General Chart of Accounts (PCG, Plan Comptable General).

“Fundamental Representations” means the Buyer Fundamental Representations and the Seller Fundamental Representations.

“Good Reason” means, without a Seller’s prior consent: [***].

“Governmental Entity” means any U.S. or non-U.S. legislative, administrative or regulatory authority, agency, commission, body, court or other governmental or quasi-governmental entity of competent jurisdiction, including any supranational body.

“Indemnified Party” has the meaning set forth in Section 8.2(a).

“Indemnifying Party” has the meaning set forth in Section 8.2(a).

“Initial Closing Per Share Price” means the quotient of (a) €1,400,000.00, divided by (b) the Total Initial Share Number.

“Intellectual Property Rights” means all rights anywhere in the world in or to: (a) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of the same; (b) patents, patent applications, registrations and invention disclosures, including divisionals, revisions, supplementary protection certificates, continuations, continuations-in-part, renewals, extensions, substitutes, re-issues and re-examinations; (c) trade secrets and other confidential or proprietary information, including inventions, discoveries, improvements, information, know-how, data and databases, processes, schematics, business methods, formulae, drawings, specifications, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (d) published and unpublished works of authorship, whether copyrightable or not (including Software, website and mobile content, data, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor; and all renewals, extensions, restorations and reversions thereof; (e) Internet domain names and URLs; and (f) all other intellectual property, industrial or proprietary rights.

“Investor Closing Date” means that Closing Date (as defined in the Investor SPA).

“Investor SPA” has the meaning set forth in the Recitals.

“IT Assets” means technology devices, computers, Software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all data stored therein or processed thereby, and all associated documentation.

“Knowledge” means (i) with respect to an individual, that the individual is actually aware of such fact or other matter or should have become aware of such fact or matter after due inquiry, and (ii) with respect to the Buyer, that Jason Kiser is actually aware of such fact or other matter or should have become aware of such fact or other matter after due inquiry.

“Law” or “Laws” means any law, statute, ordinance, rule, regulation, Order or other legal requirement enacted, issued, promulgated, enforced or entered by a Governmental Entity of competent jurisdiction.

“Lien” means any lien, charge, pledge, mortgage, easement, hypothecation, usufruct, deed of trust, security interest, claim or other encumbrance, other than, in each case, restrictions on transfer arising solely under applicable federal and state securities Laws.

“Look-Back Date” means the date that is five (5) years prior to the Execution Date.

“Losses” means any and all damages, losses, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, taxes, interest, penalties, and costs and expenses (including removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring and Third Party Claim Expenses to the extent provided by Section 8.3(b)(iii) and reasonable and documented out of pocket legal fees, costs and expenses sustained or incurred by an Indemnified Party in investigating claims that (x) are not Third Party Claims and (y) are determined by a Final Determination to be indemnifiable pursuant to the applicable of Section 8.2).

“Material Adverse Effect” means any change, development, circumstance, fact or effect not directly caused by the Buyer that, individually or taken together with any other changes, developments, circumstances, facts or effects is materially adverse to the condition (financial or otherwise), assets, liabilities (contingent or otherwise), business operations or results of operations of the Company and its Subsidiaries (taken as a whole) and in each case, whether known or unknown or on a short- or long-term basis provided, however, that none of the following, either alone or in combination, will be deemed to constitute a Material Adverse Effect:

(a)          changes, developments, circumstances or facts in or with respect to the economy, credit, capital, securities or financial markets or political, regulatory or business conditions in the geographic markets in which the Company or any of its Subsidiaries has operations or its products or services are sold;

(b)          changes, developments, circumstances, facts or effects that are the result of factors generally affecting the industries in which the Company and its Subsidiaries operate;

(c)          changes or developments in or with respect to applicable accounting standards or in any Law of general applicability; or

(d)          any change, development or effect resulting from acts of war (whether or not declared), sabotage, terrorism, military actions or the escalation of any of the foregoing, whether perpetrated or encouraged by a state or non-state actor or actors (other than cyberattacks), any weather or natural disaster, or any outbreak of illness or other public health event or any other force majeure event (except to the extent causing any damage or destruction to or rendering unusable any facility or property of the Company or its Subsidiaries), whether or not caused by any Person (other than the Company, its Subsidiaries or any of their respective Affiliates or Representatives).

“Milestone” means [***].

“Non-Fundamental Buyer Representations” means any representation made by Buyer in Article IV that is not a Buyer Fundamental Representation.

“Non-Fundamental Seller Representations” means, with respect to any Seller, any representation made by such Seller in Article II that is not a Seller Fundamental Representation.

“Option” means any option to purchase any Shares of the Company.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any arbitrator, mediator or Governmental Entity.

“Parties” or “Party” has the meaning set forth in the Preamble.

“Permitted Liens” means the following Liens: (i) Liens for current Taxes, assessments or other governmental charges not yet due and payable, or which may be hereafter paid without penalty or that the taxpayer is contesting in good faith through appropriate proceedings and for which adequate reserves have been established in the accounting books and records prior to the date hereof, (ii) mechanics’, materialmens’, carriers’, workmen’s, repairmen’s or other like common law, statutory or consensual Liens arising or incurred in the ordinary course of business and which are not, in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (iii) zoning, building, subdivision or other similar requirements or restrictions, none of which interfere with the present use of the property, and (iv) Liens in favor of banking or other financial institutions arising as a matter of Law encumbering deposits or other funds maintained with a financial institution and not incurred in connection with the borrowing of money by the Company and its Subsidiaries.

“Person” means any natural person and any corporation, company, partnership (general or limited), unincorporated association (whether or not having separate legal personality), trust or other entity.

“Personal Information” means any and all information that (a) identifies or could be used to identify an individual person, household or device or (b) that constitutes “personal information,” “personal data,” “personally identifiable information,” “PII,” “protected health information” or any similar term as defined or otherwise protected under applicable Laws or industry standards relating to privacy and data protection.

“Privacy Requirements” means any and all Laws (including all implementing regulations thereof), legal requirements, industry standards, self-regulatory guidelines, policies (internal or external) and contractual obligations, in each case, relating to the Processing of any Personal Information.

“Process” or “Processing” means any operation or set of operations which is performed on Personal Information, whether or not by automated means, such as collection, recording, organisation, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Releasee” has the meaning set forth in Section 5.7.

“Representative” of a Person means any officer, director or employee of such Person or any investment banker, attorney, accountant or other advisor, agent or representative of such Person.

“Second Closing Cash Consideration” means an amount equal to (a) €2.600.000,00 multiplied by (b) the Second Closing Multiplier.

“Second Closing Multiplier” means [***].

“Second Closing Milestones” means [***].

“Second Closing Per Share Price” means, with respect to each Seller,

(a) if the Employment Condition is satisfied for such Seller at the Second Closing Date, the greater of (i) the quotient of (A) the Second Closing Cash Consideration, divided by (B) the Total Second Share Number and (ii) the Initial Closing Per Share Price; and

(b) if the Employment Condition is not satisfied for such Seller at the Second Closing Date, the Initial Closing Per Share Price.

“Second Closing Six-Month Earn-Out” means (a) [***], multiplied by (b) €2.600.000,00, multiplied by (c) the number of Second Closing Six-Month Milestones, multiplied by (d) [***], divided by (e) the Total Second Share Number.

“Second Closing Three-Month Earn-Out” means (a) [***], multiplied by (b) €2.600.000,00, multiplied by (c) the number of Second Closing Three-Month Milestones, multiplied by (d) [***], divided by (e) the Total Second Share Number.

“Security Incident” means any actual or suspected unauthorized access to, or acquisition, modification, use, destruction, loss or disclosure of any Personal Information maintained by or on behalf of the Company or any of its Subsidiaries.

“Seller” has the meaning set forth in the Preamble.

“Seller Fundamental Representations” means Section 2.1 (Ownership of Shares), Section 2.2 (Authority; Approval), Section 3.1 (Organization, Good Standing and Qualification), Section 3.2 (Capital Structure), Section 3.3(a) (Authority; Approval), Section 3.14 (Taxes) and Section 3.13 (Takeover Statutes).

“Seller Representations” means the Seller Fundamental Representations and the Non-Fundamental Seller Representations.

“Shares” has the meaning set forth in the Recitals.

“Software” means any computer program, application, middleware, firmware, microcode and other software, including operating systems, software implementations of algorithms, models and methodologies, in each case, whether in source code, object code or other form or format, including libraries, subroutines and other components thereof, and all documentation relating thereto.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation.

“Tax”, “Taxation” or “Taxes” means all forms of federal, governmental, state, provincial, municipal, local or foreign taxation, impositions, duties, customs, contributions, withholdings, deduction, rates, charges, imposts, levies and any other similar fiscal instrument (including without limitation any social security contributions or premiums and any other payroll taxes), whether direct or indirect, whenever and wherever imposed (whether by way of primary or secondary liability) and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value, franchise, gross receipts, sales, imposts, environmental, energy, customs duty, capital stock, severances, stamp, payroll, employment, unemployment, disability, use, property, excise, production, occupancy and other assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Audit” means any audit, investigation, visit, inspection, assessment, discovery, examination, access order, non-routine visit or judicial proceedings with respect to any Tax matter.

“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxes or responsible for the administration, collection, administration and collection, of Taxation or enforcement of any Law in relation to Taxes.

“Tax Return” means any returns and reports (including elections, declarations, disclosures, schedules, estimates and any information returns) required to be supplied to a Tax authority relating to Taxes and any document evidencing any Tax deducted or paid to a Tax Authority.

“Third Closing Cash Consideration” means an amount equal to (a) €2.800.000,00 multiplied by (b) the Third Closing Multiplier.

“Third Closing Multiplier” means [***].

“Third Closing Milestones” means [***].

“Third Closing Per Share Price” means, with respect to each Seller,

(a) if the Employment Condition is satisfied for such Seller at the Third Closing Date, the greater of (i) the quotient of (A) the Third Closing Cash Consideration, divided by (B) the Total Third Share Number and (ii) the Initial Closing Per Share Price; and

(b) if the Employment Condition is not satisfied for such Seller at the Third Closing Date, the Initial Closing Per Share Price.

“Third Closing Six-Month Earn-Out” means (a) 0.50, multiplied by (b) €2.800.000,00, multiplied by (c) the number of Third Closing Six-Month Milestones, multiplied by (d) 0.25, divided by (e) the Total Third Share Number.

“Third Closing Three-Month Earn-Out” means (a) 0.75, multiplied by (b) €2.800.000,00, multiplied by (c) the number of Third Closing Three-Month Milestones, multiplied by (d) 0.25, divided by (e) the Total Third Share Number.

“Third Party Claim” has the meaning set forth in Section 8.3(b).

“Third Party Claim Expenses” has the meaning set forth in Section 8.3(b)(iii).

“Total Fourth Share Number” means the aggregate number of all Sellers’ Fourth Shares as set forth on Exhibit B.

“Total Initial Share Number” means the aggregate number of all Sellers’ Initial Shares as set forth on Exhibit B.

“Total Second Share Number” means the aggregate number of all Sellers’ Second Shares as set forth on Exhibit B.

“Total Third Share Number” means the aggregate number of all Sellers’ Third Shares as set forth on Exhibit B.

“Transaction Documents” has the meaning set forth in Section 2.4.

“Transactions” means transactions contemplated hereby or by the Transaction Documents.

EXHIBIT B

SHARES

[***]

EXHIBIT C

FORM EMPLOYMENT AGREEMENT

(Attached.)

EXHIBIT D

FORM SHAREHOLDERS AGREEMENT

(Attached.)

EXHIBIT E

FORM BYLAWS

(Attached.)